Exhibit 10.28

MEZZANINE LOAN AGREEMENT

Dated as of                     , 2004

Between

CAPITAL LODGING PROPERTIES I LIMITED PARTNER, L.P., as Maker,

and

CAPITAL LODGING TRS I, CORP., as Mezzanine Pledgor

collectively, as Borrower

and

BANK OF AMERICA, N.A.,

as Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

MEZZANINE LOAN AGREEMENT

THIS MEZZANINE LOAN AGREEMENT, dated as of             , 2004 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at Bank of America Corporate Center, 214 North Tryon Street, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “Lender”), CAPITAL LODGING PROPERTIES I LIMITED PARTNER, L.P., a Delaware limited partnership, having an address at 2927 Maple Avenue, Suite 503, Dallas, Texas 75201 (“Maker”) and CAPITAL LODGING TRS I, CORP., a Delaware corporation, having an address at 2927 Maple Avenue, Suite 503, Dallas, Texas 75201 (“Mezzanine Pledgor”) (the Maker and the Mezzanine Pledgor shall individually and collectively, as the context may require, together with its successors and/or assigns, be referred to as “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

“Acceptable Counterparty” shall mean any counterparty to the Rate Cap that has and shall maintain, until the expiration of the applicable Rate Cap, a credit rating of not less than AA- from S&P and not less than Aa3 from Moody’s. Such credit ratings maybe obtained by a guaranty of the Counterparty’s obligations under the Rate Cap by a Person maintaining such credit ratings pursuant to a guaranty acceptable to Lender and the Rating Agencies.

“Act” shall have the meaning set forth in Section 6.1.

“Additional Replacement” shall have the meaning set forth in Section 9.5(g) hereof.

“Additional Required Repair” shall have the meaning set forth in Section 9.5(f) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliate Agreements” shall have the meaning set forth in Section 5.38.

“Affiliated Loans” shall mean a loan made by Lender to a parent, subsidiary or such other entity affiliated with Borrower or Borrower Principal.

“Affiliated Manager” shall have the meaning set forth in Section 7.1 hereof.

“Allocated Loan Amount” shall, for each Individual Property, have the meaning set forth on Exhibit C attached to the Mortgage Loan Agreement.

“Alteration” shall have the meaning set forth in Section 5.21 hereof.

“Alteration Threshold” means (i) with respect to Alterations performed at any Individual Property, five percent (5%) of the Combined Allocated Loan Amount for the applicable Individual Property and (ii) with respect to all Alterations undertaken at the same time at all Individual Properties, two and one-half percent (2.5%) of the Combined Allocated Loan Amount.

“Annex” shall have the meaning set forth in Section 4.40 hereof.

“Annual Adjustment Date” shall mean January 1 of each calendar year beginning January 1, 2005.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures, for each Individual Property approved by Lender in accordance with Section 5.11(a)(iv) hereof for the applicable calendar year or other period.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Borrower Principal” shall mean Capital Lodging Operating Partnership, L.P., a Delaware limited partnership.

“Breakage Costs” shall have the meaning set forth in Section 2.3(f)(iv) herein.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which federally insured depository institutions in the States of New York or North Carolina or the state in which the offices of the Servicer and the trustee in the Securitization are located are authorized or obligated by law, governmental decree or executive order to be closed, except that when used with respect to the determination of LIBOR, “Business Day” shall be a day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London, England.

“Capital Lodging” shall mean Capital Lodging, a Maryland real estate investment trust.

“Cash Management Account” shall mean have the meaning set forth in the Mortgage Loan Agreement.

“Cash Management Period” shall have the meaning set forth in the Mortgage Loan Agreement.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Individual Property or any part thereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Closing NOI” shall mean the Net Operating Income with respect to each Individual Property as of the Closing Date as shown on Schedule VIII attached hereto.

“Collateral” shall mean (i) the Collateral as defined in the Pledge Agreement, and (ii) all other collateral for the Loan granted in the Loan Documents and (iii) all Reserve Accounts and Reserve Funds contained therein from time to time.

“Collateral Assignment of Interest Rate Cap” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Combined Allocated Loan Amount” shall mean, with respect to each Individual Property, the sum of the Allocated Loan Amount and the Mezzanine Loan Allocated Loan Amount.

“Consequential Loss” shall have the meaning set forth in Section 2.3(f)(ii).

“Control” shall have the meaning set forth in Section 7.1 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Creditors Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note and the Mortgage Note for such period.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, for the applicable period of calculation, the ratio, as reasonably determined by Lender, of (i) Net Operating Income to (ii) the aggregate amount of Debt Service which would be due for the same period assuming the then-outstanding principal amount of the Loan and Mortgage Loan is outstanding and calculated at a loan constant equal to eight and one-half percent (8.5%) or such other constant as may be required from time to time by the Rating Agencies.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) four percent (4%) above the Note Rate.

“Determination Date” shall mean (a) with respect to any Interest Period prior to the Interest Period that commences in the month during which the Securitization Closing Date occurs, two (2) Business Days prior to the start of the applicable Interest Period; (b) with respect to the Interest Period that commences in the month during which the Securitization Closing Date occurs, the date that is two (2) Business Days prior to the Securitization Closing Date and (c) with respect to each Interest Period thereafter, the date that is two (2) Business Days prior to the beginning of such Interest Period.

“Disclosure Document” shall have the meaning set forth in Section 13.5 hereof.

“Distributions” shall have the meaning set forth in Section 5.33.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean Bank of America, N.A. or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s). Notwithstanding the foregoing, PNC Bank, N.A. shall be deemed an

Eligible Institution for so long as its short term unsecured debt obligation or commercial paper are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch.

“Embargoed Person” shall the meaning set forth in Section 4.39.

“Environmental Law” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Liens” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Report” shall have the meaning set forth in Section 12.5 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.

“Event of Default” shall have the meaning set forth in Section 11.1 hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 5.11(c) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.3(b).

“Extension Fee” shall mean one-eighth percent (1/8%) of the outstanding principal amount of the Note.

“Extension Option” shall have the meaning set forth in Section 2.3(b).

“FF&E” shall mean, with respect to each Property, furnishings, fixtures and equipment in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities and other public areas.

“Fitch” shall mean Fitch, Inc.

“Foreign Taxes” shall have the meaning set forth in Section 2.3(f)(ii).

“Franchise Agreement” shall mean that certain franchise agreement more specifically identified on Schedule III attached hereto.

“Franchisor” shall mean the franchisor with respect to the Franchise Agreement, as same is identified on Schedule III attached hereto.

“Franchisor Direction Letter” shall have the meaning set forth in Section 10.2 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit

(federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“Ground Lease” shall mean, individually and collectively, as the context may require, each ground lease described on Schedule IV attached hereto and made a part hereof as such Schedule may be amended from time to time upon the release of an Individual Property.

“Ground Rent” shall mean rent and all other amounts due under the Ground Lease.

“Hazardous Materials” shall have the meaning set forth in Section 12.5 hereof.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Loan or Participations in the Loan, (c) any servicer or prior servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Pledge Agreement.

“Indemnity Deed of Trust” shall mean, with respect to the Maryland Properties, that certain Indemnity Deed of Trust and Security Agreement executed and delivered by Maryland Guarantor as security for the Maryland Guaranty and encumbering the Maryland Properties, as the same may be amended, restated replaced, supplemented or otherwise modified from time to time.

“Independent Director” shall have the meaning set forth in Section 6.4.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by a Mortgage, together with all rights pertaining to such Property and Improvements, as more particularly described in each Mortgage and referred to therein as the “Property”.

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in Mortgage Loan Agreement.

“Intercreditor Agreement” shall have the meaning set forth in Section 20.13 hereof.

“Interest Period” shall mean (a) with respect to the initial period for the accrual of interest due under this Agreement, the period from and including the Closing Date through but excluding the Selected Day first occurring after the Closing Date, and (b) with respect to the Payment Date occurring in                     , 2004 and each Payment Date thereafter, the period from and including the Selected Day immediately preceding the applicable Payment Date through but excluding the Selected Day next occurring after the applicable Payment Date. Notwithstanding the foregoing clause (b), if the Lender so elects at any time, the “Interest Period” shall be the calendar month preceding each Payment Date.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Investor” shall have the meaning set forth in Section 13.3 hereof.

“Issuer Group” shall have the meaning set forth in Section 13.5(b) hereof.

“Issuer Person” shall have the meaning set forth in Section 13.5(b) hereof.

“Lease” shall have the meaning set forth in the Mortgage with respect to each Individual Property.

“Legal Requirements” shall mean, with respect to each Individual Property, all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, the Collateral, Mortgage Borrower, Mortgage SPE Component Entity or such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean a transferable, clean, irrevocable, unconditional, standby letter of credit in form, substance and amount reasonably satisfactory to Lender in its reasonable discretion, issued or confirmed by a commercial bank with a long term debt obligation rating of AA or better (or a comparable long term debt obligation rating) (the “Minimum L/C Rating”) as assigned by the Rating Agencies and otherwise satisfactory to Lender in its reasonable discretion (the “Issuing Bank”). The Letter of Credit shall be payable upon presentation of a sight draft only to the order of Lender at a New York City or Charlotte, North Carolina bank. The Letter of Credit shall have an initial expiration date of not less than one (1) year and shall be automatically renewed for successive twelve (12) month periods for the term of the Loan (unless such Letter of Credit provides that the issuing bank may elect not to renew the Letter of Credit upon written notice to the beneficiary at least thirty (30) days prior to its expiration date) and shall provide for multiple draws. The Letter of Credit shall be transferable by Lender and its successors and assigns at a New York City or Charlotte, North Carolina bank.

“LIBOR” shall mean, with respect to each Interest Period, a rate of interest per annum obtained by dividing

(a) the rate for deposits in U.S. Dollars, for a period equal to one month, which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the related Determination Date; provided, however, if Telerate is unavailable, the rate shall be as specified on Reuters Screen LIBOR Page or, more than one rate is specified on Reuters Screen LIBOR Page, the LIBOR Rate shall be the arithmetic mean of all rates. Lender shall determine the LIBOR Rate for each Interest Period and the determination of the LIBOR Rate by Lender shall be binding upon Borrower absent manifest error, by

(b) a percentage equal to 100% minus the applicable Reserve Percentage then in effect.

LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which the Lender prices loans on the date which LIBOR is determined by Lender as set forth above.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at the LIBOR Rate.

“LIBOR Margin” shall mean [three and one-half percent (3.50%)].

“LIBOR Rate” shall mean the sum of (i) LIBOR plus (ii) the LIBOR Margin.

“Lien” shall mean with respect to the Collateral and each Individual Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, Mortgage Borrower, the Collateral, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.4(f) hereof.

“LLC Agreement” shall have the meaning set forth in Section 6.1.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Subordination of Management Agreement, the Collateral Assignment of Interest Rate Cap, the Lockbox Agreement, and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean Borrower, Mortgage Borrower and Mortgage SPE Component Entity.

“Lockbox Account” shall have the meaning set forth in Section 10.1(a) hereof.

“Lockout Period” shall mean the period commencing on the date hereof and ending on the                     , 2005 [12 FULL MONTHS].

“Lockout Yield Maintenance Premium” shall mean an amount equal to five percent (5%) of the then principal amount of the Loan.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Major Lease” shall mean as to each Individual Property (i) any Lease which, individually or when aggregated with all other leases at such Individual Property with the same Tenant or its Affiliate, accounts for five percent (5%) or more of such Individual Property’s aggregate Net Operating Income, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of such Individual Property, or (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) or (ii) above.

“Maker” shall have the meaning set forth in the preamble hereto.

“Management Agreement” shall mean, with respect to any Individual Property, the management agreement entered into by and between Mortgage Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Manager” shall mean Prism Hospitality, L.P. or such other entity selected as the manager of the Properties or any Individual Property in accordance with the terms of this Agreement.

“Maryland Guarantor” shall have the meaning set forth in the preamble of the Mortgage Loan Agreement.

“Maryland Guaranty” shall have the meaning set forth in the Mortgage Loan Agreement

“Maryland Properties” shall mean (i)                                         , (ii)                                          and (iii)                                          .

“Material Adverse Effect” shall mean a material adverse effect, as determined by Lender in its reasonable discretion, on (i) the financial condition of any Borrower or Mortgage Borrower, (ii) the ability of Borrower or Mortgage Borrower to repay principal and interest on the Loan or to pay or perform any of its other material obligations, liabilities and indebtedness under this Agreement or any of the Loan Documents or the Mortgage Loan Documents, as applicable, to which it is a party as such payment or performance becomes due in accordance with the terms thereof, (iii) the ability of the Borrower Principal to perform any of its obligations or liabilities under this Agreement as such obligation or liability becomes due in accordance with the terms hereof (iv) the ability of Borrower Principal to perform any of its obligations or liabilities under this Agreement as such obligation or liability becomes due in accordance with the terms hereof, (v) the rights, powers and remedies of Lender under the Loan Documents or the validity, legality or enforceability of this Agreement or any of the other Loan Documents, (v) the security interest or lien of Lender in any Individual Property or the Collateral or the priority of such security interest or lien and (vi) the value or use of the Individual Properties or the Collateral, collectively taken as a whole.

“Material Agreement” shall mean all agreements, other than the Management Agreement, the Franchise Agreement, the Leases and the Operating Lease, and any agreement entered into by Mortgage Borrower in connection with any Alteration work for which Lender approval is not required pursuant to Section 5.21, any contract of sale entered into by Mortgage Borrower in connection with a proposed release pursuant to Section 2.5, and any other agreement for which Mortgage Lender’s consent is not required pursuant to the Mortage Loan Agreement, entered into by any Loan Party affecting or relating to the Property, the Collateral or any other direct or indirect ownership interest of a Loan Party in Mortgage Borrower which is not (i) immediately cancellable by the applicable Loan Party or Lender without penalty, premium or liability for future or accrued liabilities or obligations or (ii) an arms length transaction entered into by such Loan Party in the ordinary course of business.

“Maturity Date” shall mean the Payment Date occurring in                     , 2007, as such date may be extended pursuant to Section 2.3(b) hereof.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 6.1(c).

“Mezzanine Pledgor” shall have the meaning set forth in the preamble hereto.

“Monthly Payment Amount” shall mean the monthly amount of interest due and payable pursuant to this Agreement and the Note.

“Moody’s” shall mean Moody’s Investor Services, Inc.

“Mortgage” shall mean, with respect to each Individual Property, except for the Maryland Properties, that certain first priority mortgage/deed of trust/deed to secure debt and security agreement dated the date hereof, executed and delivered by Mortgage Borrower as security for the Mortgage Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and with respect to the Maryland Properties, each Indemnity Deed of Trust.

“Mortgage Borrower” shall mean, individually and collectively, as the context may require, (i) Capital Lodging Properties I, L.P., a Delaware limited partnership, (ii) Capital Lodging TRS Operations I, Inc., a Delaware corporation, (iii) Capital Lodging Maryland

Properties, LLC, a Delaware limited liability company, and (iv) Capital Lodging Maryland Property Holdings, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Mortgage Lender” shall mean Bank of America, N.A., together with its successors and assigns.

“Mortgage Loan” shall mean that certain loan made by Mortgage Lender to Mortgage Maker in the principal amount of $[$60,000,000.00].

“Mortgage Loan Agreement” shall mean that certain Loan Agreement between Mortgage Borrower and Mortgage Lender in connection with the Mortgage Loan, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Loan Documents” shall mean, collectively, the Mortgage Note, the Mortgage Loan Agreement, the Mortgage, and any and all other documents defined as “Loan Documents” in the Mortgage Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Event of Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Extension Option” shall have the meaning ascribed to the term “Extension Option” in the Mortgage Loan Agreement.

“Mortgage Maker” shall mean “Maker” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Note” shall mean that certain promissory note of even date herewith in the original principal amount of [SIXTY MILLION DOLLARS ($60,000,000.00)], made by Mortgage Maker in favor of Mortgage Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Mortgage Rate Cap” shall mean the “Rate Cap” under and as defined in the Mortgage Loan Agreement.

“Mortgage Reserve Accounts” shall mean the “Reserve Accounts” as defined in the Mortgage Loan Agreement.

“Mortgage Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Mortgage SPE Component Entity” shall have the meaning ascribed to the term “SPE Component Entity” in the Mortgage Loan Agreement.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) in the event of a Liquidation Event consisting of a Casualty or Condemnation, Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (ii) in the event of a Liquidation Event consisting of a Casualty or Condemnation, the costs incurred by Mortgage Borrower in connection with a restoration of all or any portion of the Property made in accordance with the Mortgage Loan Documents, (iii) in the event of a Liquidation Event consisting of a Casualty or Condemnation or a Transfer, amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (iv) in the event of a Liquidation Event consisting of a Casualty or Condemnation, those proceeds paid to Mortgage Borrower pursuant to Section 8.4(b)(vii) of the Mortgage Loan Agreement, (v) in the case of a foreclosure sale, disposition or transfer of the Property in connection with realization thereon following an Event of Default under the Mortgage Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (vi) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents and (vii) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing, and (vii) the amount of any prepayments required pursuant to the Mortgage Loan Documents in connection with any such Liquidation Event.

“Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Operating Income. Net Operating Income shall be calculated (i) based on the financial reports delivered to Lender pursuant to the terms hereof if such reports have been timely delivered by Borrower pursuant to the terms hereof and prepared by or on behalf of Borrower in good faith or (ii) by Lender in its sole discretion in the event such financial reports are not delivered to Lender in a timely manner or were not prepared by or on behalf of Borrower in good faith. For purposes of any computation of Net Operating Income required hereunder that includes one or more of the twelve (12) full months immediately preceding June 2004, the Net Operating Income for each such month shall be as set forth on Schedule VI attached hereto.

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Note” shall mean that certain promissory note of even date herewith in the principal amount of [$40,000,000.00], made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note Rate” shall mean (a) from and including the Closing Date through but excluding the Selected Day first occurring after the Closing Date, an interest rate per annum equal to         %; and (b) from and including the Selected Day first occurring after the Closing Date through and including the Maturity Date, an interest rate per annum equal to (i) the LIBOR Rate (in all cases where clause (ii) below does not apply), or (ii) the Static LIBOR Rate, to the extent provided in accordance with the provisions of Section 2.2(b).

“OFAC” shall have the meaning set forth in Section 4.40 hereof.

“Offering Document Date” shall have the meaning set forth in Section 5.11(c)(i)(D) hereof.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or due and payable, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Properties, including without limitation, utilities, ordinary repairs and maintenance, Insurance Premiums, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees equal to the greater of 3% of the Operating Income and the management fees actually paid under the Management Agreement, actual franchise fees incurred in connection with the operation of the Properties, operational equipment or other lease payments as approved by Lender and the sum of the Replacement Reserve Monthly Deposits (as defined in the Mortgage Loan Agreement) required to be made, or would be required if the Letter of Credit (as defined in the Mortgage Loan Agreement) or the Replacement Letter of Credit Cash Deposit (as defined in the Mortgage Loan Agreement), if applicable, had not been delivered by Mortgage Borrower to Mortgage Lender, during such period, but specifically excluding depreciation and amortization, income taxes, Debt Service, any incentive fees due under the Management Agreement, any item of expense that in accordance with GAAP should be capitalized but only to the extent the same would qualify for funding from the Reserve Accounts or the Mortgage Reserve Accounts, any item of expense that would otherwise be covered by the provisions hereof but which is paid by any Tenant under such Tenant’s Lease or other agreement, and deposits into the Reserve Accounts or the Mortgage Reserve Accounts.

“Operating Income” shall mean, with respect to any period of time, all income, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Mortgage Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts, Mortgage Reserve Accounts or other accounts required pursuant to the Mortgage Loan Documents or the Loan Documents, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy, non-recurring or extraordinary income, including, without limitation lease termination payments, any payments made under any Rate Cap or Mortgage Rate Cap, and any disbursements to Mortgage Borrower from the Mortgage Reserve Funds.

“Operating Lease” shall mean those certain Operating Leases described on Schedule V attached hereto.

“Operating Lessee” shall mean Capital Lodging TRS Operations I, Inc.

“Operating Lessee Documents” shall mean the Note, Loan Agreement, Mortgages, the Assignment of Management Agreement and all other documents executed and/or delivered by Operating Lessee in connection with the Loan.

“Organizational Documents” shall mean (i) with respect to a corporation, such Person’s certificate of incorporation and by laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock, (ii) with respect to a partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests, (iii) with respect to a limited liability company, such Person’s certificate of formation, limited liability company agreement or other document affecting the rights of holders of limited liability company interests, and (iv) any and all agreements between any constituent member, partner or shareholder of the Person in question, including any contribution agreement or indemnification agreements that pertain to the ownership of such entity. In each case, “Organizational Documents” shall include any indemnity, contribution, shareholders or other agreement among any of the owners of the entity in question that pertain to the ownership of such entity.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Owner’s Title Policy” shall mean that certain ALTA extended coverage owner’s policy of title insurance issued in connection with the closing of the Mortgage Loan insuring the applicable Mortgage Borrower as the owner of the Property.

“Ownership Interest” means (i) any interest in the Property or (ii) in the case of any Loan Party, any ownership interest in such Loan Party, direct or indirect, contingent or fixed, at any level or any tier, of any nature whatsoever, whether in the form of a partnership interest, stock interest, membership interest, equitable interest, beneficial interests, profit interest, loss interest, voting rights, control rights, management rights or otherwise.

“Participations” shall have the meaning set forth in Section 13.1 hereof.

“Patriot Act” shall have the meaning set forth in Section 4.40 hereof.

“Payment Date” shall mean the day that is seven (7) Business Days prior to the Selected Day.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Lien and security interests created by the Mortgage Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Individual Property, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, all of which in the aggregate as of the date hereof do not materially adversely affect the value or use of any Individual Property or Borrower’s ability to repay the Loan.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgages.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company satisfactory to Lender and Mortgage Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender and Mortgage Lender in their sole discretion.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement dated as of the date hereof, executed and delivered by Borrower to Lender as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledged Member Interests” shall mean all membership and manager interests in                     .

“Policies” shall have the meaning specified in the Mortgage Loan Agreement.

“Prepayment Lockout Window” shall mean, with respect to any Interest Period, the period from the Payment Date through the end of such Interest Period.

“Prohibited Transfer” shall have the meaning set forth in Section 7.2 hereof.

“Prepayment Premium” shall mean an amount equal to (i) one percent (1%) of the principal amount of the Loan being prepaid if the applicable prepayment is made after                     , 2005 [12 FULL MONTHS] and prior to             , 2006 [24 FULL MONTHS] and (ii) zero percent (0.0%) of the amount of the Loan being prepaid if the applicable prepayment is made on or after             , 2006 [24 FULL MONTHS].

“Properties” shall mean, collectively, each and every Individual Property.

“Provided Information” shall have the meaning set forth in Section 13.4(a) hereof.

“Qualified Equityholder” shall mean any of the following:

1.

any bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund, a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (other than a broker/dealer) or an institution substantially similar to any of the foregoing, provided in each case that such institution: (a) has total assets (in name or under management) in excess of $1,000,000,000 (exclusive of the Property); (b) (except with respect to a pension advisory firm or similar fiduciary) has capital/statutory surplus or shareholder’s equity in excess of $500,000,000 (exclusive of the Property); and (c) is regularly engaged in the business of owning or managing properties similar to the Property;

2.	any entity wholly-owned by any of the entities described in clause (ii) above; or

3.	any other entity as to which a Rating Agency Confirmation is obtained.

“Qualified Manager” shall mean Manager or a reputable and experienced professional management organization (a) which manages, together with its affiliates, at least ten (10) full-service hotels, exclusive of the Properties and (b) approved by Lender, which approval shall not have been unreasonably withheld and for which Lender shall have received (i) written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, and (ii) with respect to any Affiliated Manager, a revised substantive non-consolidation opinion if one was delivered in connection with the closing of the Loan.

“Rate Cap” shall mean an interest rate cap with a maturity date of the initial Maturity Date entered into with Bank of America, N.A. or an Acceptable Counterparty with a notional amount equal to the Loan for the term of the Loan and a LIBOR strike price not greater than [five percent (5%)]; provided, however, that in the event the rating of the counterparty (including, but not limited to, Bank of America, N.A.) to any Rate Cap is downgraded below the credit rating required to be maintained by the Acceptable Counterparty pursuant to the terms hereof, such Rate Cap will be replaced by a Rate Cap in the same form and substance as the Rate Cap purchased by the Borrower in connection with the closing of the Loan and shall be obtained from a counterparty with a credit rating meeting the requirements set forth hereinabove with respect to an Acceptable Counterparty; and provided, further, such Rate Cap shall be accompanied by legal opinions regarding the Rate Cap, in form and substance acceptable to Lender, including, without limitation opinions with respect to (i) enforceability, (ii) payment priority, (iii) choice of law and (iv) enforcement of judgments. Furthermore, each Rate Cap shall provide for (i) the calculation of interest, (ii) the determination of the interest rate, (iii) the modification of the Interest Period and (iv) the distribution of payments thereunder to be identical to the definition of Interest Period set forth herein.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been approved by Lender.

“Rating Agency Confirmation” shall mean, (i) prior to the first successful Securitization, the written approval of the Lender, which approval shall not be unreasonably withheld, conditioned or delayed and (ii) after the first successful Securitization, a written affirmation from the Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such

Rating Agency’s sole discretion. Except to the extent this Loan Agreement specifically requires Lender’s consent in addition to receipt of a Rating Agency Confirmation, the receipt of the written confirmation described in clause (ii) above shall also bind the portion of the Loan that is not securitized and no separate approval of the holder of the Note representing such non-securitized portion of the Loan shall be required.

“REA” shall mean any “construction, operation and reciprocal easement agreement” or similar agreement (including any “separate agreement” or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting any Individual Property or portion thereof.

“Release” shall have the meaning set forth in Section 12.5 hereof.

“Release Price” shall mean, for each Individual Property being released in accordance with Section 2.5 hereof, (i) if the aggregate prepayments made pursuant to Section 2.5 prior to the date of the applicable release are equal to or less than [$10,000,000], an amount equal to 100% of the Allocated Loan Amount for such Individual Property, (ii) if the aggregate prepayments made pursuant to Section 2.5 prior to the date of the applicable release are greater than [$10,000,000] and equal to or less than [$20,000,000], an amount equal to 110% of the Allocated Loan Amount for such Individual Property; and (iii) if the aggregate prepayments made pursuant to Section 2.5 prior to the date of the applicable release are greater than [$20,000,000], an amount equal 120% of the Allocated Loan Amount for such Individual Property.

“Rent Roll” shall have the meaning set forth in Section 4.24 hereof.

“Rents” shall have the meaning set forth in the Mortgages with respect to each Individual Property.

“Replacement Rate Cap” shall mean an interest rate cap from an Acceptable Counterparty with terms identical to the Rate Cap other than the term of such Rate Cap.

“Replacement Reserve Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Replacement Reserve Funds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in the Mortgage Loan Agreement.

“Replacements” shall have the meaning set forth in the Mortgage Loan Agreement.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower cause

Mortgage Borrower to obtain confirmation from the applicable Rating Agencies that such management agreement will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current rating of the Securities or any class thereof; and (b) a subordination of management agreement substantially in the form of the Subordination of Management Agreement (or such other form acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Required Repair Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Required Repair Funds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Required Repairs” shall have the meaning set forth in the Mortgage Loan Agreement.

“Required Work” shall have the meaning set forth in the Mortgage Loan Agreement.

“Reserve Accounts” shall mean all reserve escrow accounts which have been or may be established by the Loan Documents, including those provided for in Article 9 hereof.

“Reserve Funds” shall mean all reserve or escrow funds in the Reserve Accounts which have been or may be established by the Loan Documents.

“Reserve Percentage” shall mean, with respect to any day of any Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including basic, supplemental, emergency, special and marginal reserves) generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on the Loan is determined), whether or not Lender has any Eurocurrency liabilities or such requirement otherwise in fact applies to Lender. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the Reserve Percentage. As of the date hereof, the Reserve Percentage is zero, however, there can be no assurance as to what such amount may be in the future.

“Restoration” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.

“Sale or Pledge” shall have the meaning set forth in Section 7.1 hereof.

“Securities” shall have the meaning set forth in Section 13.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Liabilities” shall have the meaning set forth in Section 3.5 hereof.

“Securitization” shall have the meaning set forth in Section 13.1 hereof.

“Securitization Closing Date” shall have the meaning set forth in the Mortgage Loan Agreement.

“Selected Day” means the fifteenth (15th) day of each calendar month, or such other date as determined by the Lender pursuant to Section 2.2(d) hereof. In the event Mortgage Lender selects a Selected Day under the Mortgage Loan Agreement other than the fifteenth (15th) day of each calendar month, Lender shall select the same Selected Day for the Loan.

“SPE Component Entity” shall have the meaning set forth in Section 6.1(b) hereof.

“Special Damages” shall have the meaning set forth in Section 20.18.

“Special Member” shall have the meaning set forth in Section 6.1(c).

“Standard Statements” shall have the meaning set forth in Section 5.11(c)(i)(A) hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“State” shall mean the state or states with respect to an Individual Property the State in which such Individual Property or any part thereof is located.

“Static LIBOR Rate” shall have the meaning set forth in Section 2.2(b) hereof.

“Static LIBOR Rate Loan” shall have the meaning set forth in Section 2.3(f)(iii) hereof.

“Subordination of Management Agreement” shall mean that certain Subordination of Management Agreement dated the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.6 hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.6 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of any Individual Property under a Lease or other occupancy agreement with Borrower, other than hotel guests.

“Termination Fee Deposit” shall have the meaning set forth in Section 9.3(b).

“Title Company” shall mean [Lawyers Title Insurance Company.]

“Title Insurance Policy” shall have the meaning set forth in the Mortgage Loan Agreement.

“Transferee” shall have the meaning set forth in Section 7.5 hereof.

“Tribunal” shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York.

“UCC Financing Statements” shall mean the UCC financing statement executed in connection with the Pledge Agreement and the other Loan Documents and filed in the applicable filing offices.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral, a UCC title insurance policy in the form acceptable to Lender issued with respect to the Collateral and insuring the lien of the Pledge Agreement encumbering such Collateral.

“Underwriter Group” shall have the meaning set forth in Section 13.5(b) hereof.

Section 1.2. PRINCIPLES OF CONSTRUCTION.

(a) All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. The term “Borrower”, as used herein, shall mean, individually and collectively, as the context requires, (i) “Maker” and (ii) “Mezzanine Pledgor”. With respect to terms defined by cross-reference to the Mortgage Loan Documents, such defined terms shall have the definitions set forth in the Mortgage Loan Documents as of the date hereof, and no modifications to the Mortgage Loan Documents shall have the effect of changing such definitions for the purpose of this Agreement unless Lender expressly agrees that such definitions as used in this Agreement have been revised or Lender consents to the modification documents. With respect to any provisions incorporated by reference herein from the Mortgage Loan Agreement, such provisions shall be deemed a part of this Agreement notwithstanding the fact that the Mortgage Loan shall no longer be effective for any reason.

(b) All covenants, representations, terms and conditions contained in this Agreement applicable to Borrower shall be deemed to apply to each of Maker and Mezzanine Pledgor, as applicable, individually. It shall constitute an Event of Default if any covenant, representation, term or condition contained in this Agreement is breached (beyond any applicable notice and cure periods) with respect to either Borrower.

(c) With respect to terms defined by cross-reference to the Mortgage Loan Documents, such defined terms shall have the definitions set forth in the Mortgage Loan Documents as of the date hereof, and no modifications to the Mortgage Loan Documents shall have the effect of changing such definitions for the purposes of this Agreement unless Lender expressly agrees that such definitions as used in this Agreement have been revised.

ARTICLE 2

GENERAL TERMS

Section 2.1. LOAN COMMITMENT; DISBURSEMENT TO BORROWER

(a) Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

(b) Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.

(c) The Loan shall be evidenced by the Note and secured by the Mortgages and the other Loan Documents.

(d) Borrower may distribute the proceeds of the Loan to any Affiliate. All of the Mortgage Loan proceeds advanced to Mortgage Borrower have been and will be used solely in accordance with the Mortgage Loan Documents.

Section 2.2. INTEREST RATE

(a) Note Rate. Interest on the outstanding principal balance of the Loan shall bear interest at the Note Rate. Except as otherwise set forth in this Agreement, interest shall be paid in arrears.

(b) Unavailability of LIBOR Rate. In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the Note Rate, commencing with the first (1st) day of the next succeeding Interest Period, shall be the LIBOR Rate in effect for the most recent Interest Period (the “Static LIBOR Rate”).

If, pursuant to the terms of this Agreement, the Loan has been converted to the Static LIBOR Rate and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower, and the Static LIBOR Rate shall convert to the LIBOR Rate effective on the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert from the LIBOR Rate to the Static LIBOR Rate.

(c) Computations and Determinations. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. Lender shall determine each interest rate applicable to the Debt in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Lender shall be prima facie evidence of all sums owing to Lender from time to time under this Agreement, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.

(d) Selected Day. In the event that Mortgage Lender changes the day of the month that will constitute the Selected Day under the Mortgage Loan Agreement in accordance with the terms thereof, Lender shall correspondingly change the Selected Day hereunder.

(e) Default Rate. Any principal of, and to the extent permitted by applicable law, any interest on the Note, and any other sum payable hereunder, which is not paid when due shall bear interest from the date due and payable until paid, payable on demand, at the Default Rate.

(f) Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the LIBOR Rate, the Static LIBOR Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3. LOAN PAYMENTS

(a) Payments. Borrower agrees to pay sums under the Note in installments as follows:

(i) on the Closing Date, a payment of all interest that will accrue calculated at the Note Rate for the period from and including the Closing Date through and including the last day of the initial Interest Period;

(ii) on each Payment Date, the monthly installment of interest calculated at the Note Rate for the applicable Interest Period; and

(iii) on the Maturity Date, the outstanding principal amount and all interest thereon, together with interest through the end of the Interest Period in which the Maturity Date falls. The accrued and unpaid interest due on the Maturity Date shall be calculated for the full final Interest Period, notwithstanding that such Interest Period may extend beyond the Maturity Date.

(b) Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the initial Maturity Date for two (2) successive terms (each, an “Extension Option”) of one (1) year each to (x) the Payment Date occurring in [            ], 2008, and (y) the Payment Date occurring in [            ], 2009 (each such date, the Extended Maturity Date”), respectively, and, as to each Extension Option, upon satisfaction of the following terms and conditions:

(i) no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable extension term is commenced;

(ii) Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than three (3) months, and no later than one (1) month, prior to the then applicable Maturity Date;

(iii) Borrower shall obtain and deliver to Lender prior to exercise of such Extension Option, one or more Replacement Rate Caps, which Replacement Rate Caps shall be effective commencing on the first day of such Extension Option and shall have a maturity date not earlier than the Maturity Date as extended pursuant to the terms of this Section 2.3;

(iv) in connection with each Extension Option, Borrower shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.3 and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form acceptable to the Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time;

(v) in connection with the exercise of each Extension Option, Borrower shall have paid to Lender the Extension Fee;

(vi) at the time the applicable Extension Option is exercised and on the date that the applicable extension term is commenced, the Debt Service Coverage Ratio of the Properties then encumbered by a Mortgage for the preceding twelve (12) full month period shall not be less than (a) with respect to the first Extension Option, [1.25:1.00] and (b) with respect to the second Extension Option, [1.35:1.00]; and

(vii) the Mortgage Loan Extension Option corresponding to the applicable Extension Period shall have been exercised in accordance with the terms of the Mortgage Loan Agreement.

All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.

(c) Payments after Default. Upon the occurrence and during the continuance of an Event of Default, (i) interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate, and (ii) Lender shall be entitled to receive and Borrower shall pay to Lender all cash flow from the Property in accordance with the terms of the Cash Management Agreement, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (x) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (y) the cure of such Event of Default. To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Pledge Agreement. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Borrower shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under this Agreement to accelerate and to continue to demand payment of the Debt upon the happening of and during the continuance any Event of Default, despite any payment by Borrower to Lender.

(d) Late Payment Charge. If any principal or interest payment is not paid by Borrower on or before the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

(e) Method and Place of Payment. Each payment by Borrower hereunder or under the Note shall be payable at P.O. Box 65585, Charlotte, North Carolina 28265-0585, or by wire transfer to Bank of America, N.A., ABA #111000025, Account #4782779943 for credit to CMSG, Loan #58324, Attn: Commercial Mortgage Loan Servicing #1777, or at such other place as the Lender may designate from time to time in writing, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 11:00 a.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day succeeding such scheduled due date. Notwithstanding the foregoing, amounts due under the Loan Documents shall be deemed paid so long as there is sufficient money in the Cash

Management Account for payment of such amounts pursuant to Section 10 of this Agreement and Lender’s access to such money has not been constrained or constricted in any manner.

(f) Additional Payment Provisions.

(i) If at any time after the date hereof, Lender (which shall include, for purposes of this Section, any corporation controlling Lender) reasonably determines that due to the adoption or modification of any Legal Requirement regarding Lender’s required levels of reserves, deposits, Federal Deposit Insurance Corporation insurance or capital (including any allocation of capital requirements or conditions), or similar requirements (other than requirements relating to taxation, which are addressed in subsection (ii) below), or any interpretation or administration thereof by any Tribunal or compliance of Lender with any of such requirements, has or would have the effect of (a) increasing Lender’s costs relating to the Loan, or (b) reducing the yield or rate of return of Lender on the Loan, to a level below that which Lender could have achieved but for the adoption or modification of any such Legal Requirements, Borrower shall, within fifteen (15) days of any request by Lender, pay to Lender such additional amounts as (in Lender’s sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender (a “Consequential Loss”). No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender’s right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable Law.

(ii) [TO BE CONFORMED TO MORTGAGE LOAN AGREEMENT] All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authorities, which are imposed, enacted or become effective on or after the date hereof (such taxes being referred to collectively as “Foreign Taxes”), excluding (i) income and franchise taxes of the United States of America, any state, or any political subdivision or taxing authority thereof or therein and (ii) any Foreign Tax imposed on Lender by reason of any connection between Lender and the taxing jurisdiction other than entering into this Agreement and receiving payments hereunder. If any such non-excluded Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all such non-excluded Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as reasonably possible thereafter, Borrower shall, if available, send to Lender an original official receipt or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority of which Lender shall have provided Borrower with prior written notice or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence [BORROWER TO PROVIDE SUGGESTED LANGUAGE TO ADDRESS SCENARIO WHERE BORROWER HAS MADE THE INDEMNIFICATION PAYMENT TO LENDER AND LENDER STILL DOES NOT PAY THE TAXES], provided, however, (A) in the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof, Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes, or (ii) an Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax or (B) in the event Lender is incorporated under the laws of the United States of America or a state thereof, an Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each entity required to deliver to Borrower a Form W-8BEN or W-8ECI or Form W-9 pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of the said letter and W-8BEN or W-8ECI or Form W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the non U.S. entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such letter or form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-9, establishing an exemption from United States backup withholding tax. Notwithstanding the foregoing, if such entity fails to provide a duly completed Form W-8BEN or W-8ECI or other applicable form and, under Applicable Law, in order to avoid liability for Foreign Taxes, Borrower is required to withhold on payments made to such entity that has failed to provide the applicable form, Borrower shall be entitled to withhold the appropriate amount of Foreign Taxes. In such event, Borrower shall promptly provide to such entity evidence of payment of such Foreign Taxes to the appropriate taxing authority and shall promptly forward to such entity any official tax receipts or other documentation with respect to the payment of the Foreign Taxes as may be issued by the taxing authority. Lender’s inability to notify Borrower of any such Foreign Tax in accordance with the immediately preceding sentence shall in no way relieve Borrower of its obligations under this Section 2.3(f)(ii).

(iii) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a

Loan with the Note Rate being based on LIBOR as contemplated hereunder, (i) the obligation of Lender hereunder to make such Loan based on LIBOR or to convert the Loan from the Static LIBOR Rate to the LIBOR Rate shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a loan bearing interest at the Static LIBOR Rate (the “Static LIBOR Rate Loan”) on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.3(f)(iii), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional costs. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(iv) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law, but other than directives relating to taxation which are addressed in subsection (ii) above) hereafter issued from any central bank or other Governmental Authority:

(A) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR Rate hereunder,

(B) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(C) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.3(f)(iv), Lender shall provide Borrower with not less than ninety (90) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate

Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(v) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan that did not include all interest which had accrued (or would have accrued) at the Note Rate through the end of the related Interest Period, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder, and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Note Rate from the LIBOR Rate to the Static LIBOR Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the day immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(vi) Lender shall not be entitled to claim compensation pursuant to this Section 2.3(f) for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than one hundred eighty (180) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.3(f), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(vii) Within fifteen (15) days after request by Lender (or at the time of any prepayment), Borrower shall pay to Lender such amount or amounts as will compensate Lender for any loss, cost, expense, penalty, claim or liability, including any loss incurred in obtaining, prepaying, liquidating or employing deposits or other funds from third parties and any loss of yield, as determined by Lender in its judgment reasonably exercised incurred by it with respect to the Loan as a result of the payment or prepayment of any amount on a date other than the date such amount is required or permitted to be paid or prepaid; provided that Lender delivers to Borrower a certificate as to the amounts of such costs described herein, which certificate shall be conclusive in the absence of manifest error. Lender shall have no obligation to purchase, sell and/or match funds in connection with the funding or maintaining of the Loan or any portion thereof. The obligations of Borrower under this Section shall survive any termination of the Loan

Documents and payment of the Note and shall not be waived by any delay by Lender in seeking such compensation.

(viii) All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.

(ix) Except as otherwise provided in subsection (ii) above, remittances in payment of any part of the Loan in less than the required amount in immediately available U.S. funds shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the holder hereof in immediately available U.S. funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practices of the collecting bank or banks.

Section 2.4. PREPAYMENTS.

(a) Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the expiration of the Lockout Period.

(b) Intentionally Deleted.

(c) Payments After the Lockout Period.

(i) Provided neither Borrower nor Lender has received written notice that a Mortgage Loan Event of Default exists, at any time after the expiration of the Lockout Period, other than during a Prepayment Lockout Window, Borrower may prepay the Loan in whole but not in part (other than as expressly permitted pursuant to Section 2.5) at any time upon not less than thirty (30) days prior written notice to Lender. Any such prepayment shall include the payment of the Prepayment Premium and all additional amounts required to be paid by Borrower and all other amounts owing by Borrower to Lender under this Agreement and the other Loan Documents, including, without limitation, any Breakage Costs incurred by Lender in connection with the cancellation or termination of a LIBOR or swap contract entered into in connection with the Loan. In addition, any such prepayment shall also include, simultaneously with such prepayment, a pro rata prepayment of the Mortgage Loan.

(ii) All payments and prepayments of the Loan, whether voluntary, involuntary, at the Maturity Date or otherwise (but exclusive of prepayments made pursuant to Section 2.4(d) hereof) shall include (i) payment by Borrower to Lender of the Prepayment Premium and (ii) Borrower shall pay to Lender a sum equal to the amount of interest which would have accrued under this Note on the amount of such repayment or prepayment if such repayment or prepayment had occurred on the next Payment Date. For purposes of this Note, an involuntary prepayment shall be deemed to include, but not be limited to, a prepayment of the Loan in connection with or following the Lender’s acceleration of the outstanding balance of the Loan, whether or not the Pledge Agreement is satisfied or released by foreclosure (whether by judicial proceeding or otherwise), assignment in lieu of foreclosure or by other means, including, without limitation, repayment of the Loan by the Borrower or any other Person pursuant to any statutory or common law right of redemption.

(d) Insurance and Condemnation Proceeds; Excess Interest. Notwithstanding any other provision herein to the contrary, and provided no Default exists, Borrower shall not be required to pay any Prepayment Premium in connection with any prepayment occurring solely as a result of (i) the application of Insurance Proceeds or Condemnation Proceeds pursuant to the terms of the Loan Documents, or (ii) the application of any interest in excess of the maximum rate permitted by applicable law to the reduction of the Loan.

(e) Prepayments Prior to the Lockout Period. If, during the Lockout Period, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Net Liquidation Proceeds After Debt Service), such tender or recovery shall be (a) together with the Debt Service then due and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in this Section 2.4 and Borrower shall pay, in addition to the Debt, (x) an amount equal to the Lockout Yield Maintenance Premium and (y) the accrued and unpaid interest calculated for the full Interest Period in which such voluntary prepayment occurs.

(f) Liquidation Events.

(i) In the event of (a) any Casualty to all or any portion of the Property, (b) any Condemnation of all or any portion of the Property, (c) a Transfer of the Property in connection with realization thereon by the Mortgage Lender following an Event of Default under the Mortgage Loan, including without limitation a foreclosure sale, or (d) any refinancing of the Mortgage Loan (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into an account designated by Lender. On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, if such date is a Payment Date, such Net Liquidation Proceeds After Debt Service shall be applied to the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest that would have accrued on such amount through the next Payment Date and all other sums then due. In the event Lender receives a distribution of Net Liquidation Proceeds After Debt Service on a date other than a Payment Date, such amounts shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date.

(ii) Borrower shall promptly notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (a) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (b) a refinancing of the Property, on the date on which a commitment for such refinancing is entered into. The provisions of this subsection (f) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Property or the Collateral set forth in this Agreement and the other Loan Documents.

(g) Application of Payments. All voluntary and involuntary prepayments on the Note shall be applied, to the extent thereof, to accrued but unpaid interest on the amount prepaid, to the remaining principal amount, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion, including, but not limited to, application to principal installments in inverse order of maturity. Following the occurrence of an Event of Default, any payment made on the Note shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Note, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.

Section 2.5. RELEASE OF PROPERTY.

Provided no Event of Default has occurred and is continuing, Borrower may from time to time after the Lockout Date other than during a Prepayment Lockout Window cause Mortgage Borrower to obtain a release of an Individual Property from the portion of the Lien of the Mortgages pursuant to the terms of Section 2.5 of the Mortgage Loan Agreement, but only upon the satisfaction or, in Lender’s sole discretion, waiver of each of the following conditions:

(a) Borrower shall provide Lender with at least twenty (20) days but no more than ninety (90) days prior written notice of its request to obtain a release of the Individual Property;

(b) Borrower shall have delivered evidence reasonably satisfactory to Lender that (i) Mortgage Borrower has complied with all of the terms and conditions set forth in Section 2.5 of the Mortgage Loan Agreement with respect to a release of the Mortgage corresponding to the release requested pursuant to this Section 2.5 and (ii) Mortgage Lender has delivered (or is simultaneously delivering) such release to Mortgage Borrower;

(c) Borrower shall have sent a wire transfer to Lender of immediately available federal funds in an amount equal to the Release Price for the applicable Individual Property, together with (i) all accrued and unpaid interest on the amount of principal being prepaid on the date of such prepayment, (ii) the Prepayment Premium, if applicable, and (iii) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial prepayment including, without limitation pursuant to Section 2.4(c) hereof;

(d) Intentionally Deleted;

(e) After giving effect to such release, the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgage (excluding the Individual Property to be released) shall be at least equal to the Debt Service Coverage Ratio for all of the then remaining Properties encumbered by a Mortgage immediately prior to such release (including the Individual Property to be released) immediately preceding the release of the Individual Property;

(f) Lender shall have received reasonable evidence that the Individual Property to be released pursuant to the Mortgage Loan Agreement shall be conveyed to a Person other than Borrower or Principal;

(g) Lender shall have received payment of all Lender’s reasonable costs and expenses of third parties, including due diligence review costs and reasonable counsel fees and disbursements actually incurred in connection with the release of such Pledged Member Interests from the lien of the Pledge Agreement and the review and approval of the documents and information required to be delivered in connection therewith.

Section 2.6. RELEASE PROVISIONS.

With respect to any release of the security interest held by Lender in the applicable Pledged Member Interests in accordance with the terms of Section 2.5, Lender shall release or assign (at Borrower’s election) such security interest and the other Loan Documents relating to such security interests and remit any remaining Reserve Funds held with respect to such Pledged Member Interests to Borrower. Concurrently with such release or assignment of such security interest and all the other Loan Documents, Lender will return to Borrower all insurance policies relating solely with respect to such Individual Property which may be held by Lender, any amounts held in escrow pursuant to this Agreement or any other Loan Document to the extent held with respect to such Pledged Member Interests, and, on the written request and at the expense of Borrower, will execute and deliver such instruments of conveyance, assignment and release (including appropriate UCC-3 termination statements) prepared by Borrower and as may reasonably be requested by Borrower to evidence such release, satisfaction or assignment, and any such instrument, when duly executed by Lender and, if appropriate, duly recorded by Borrower in the appropriate filing offices, shall conclusively evidence the release or assignment of such security interest. Any document to be executed and delivered by Lender hereunder shall be without representation or warranty by, or recourse to, Lender, except that Lender shall be deemed to represent that such release, termination or assignment has been duly authorized.

ARTICLE 3

CONDITIONS PRECEDENT

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

Section 3.1. REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH CONDITIONS.

The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and Lender shall have determined that no Default or an Event of Default shall have occurred and be continuing nor will any Default or Event of Default occur immediately following the Closing Date; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

Section 3.2. DELIVERY OF LOAN DOCUMENTS; TITLE INSURANCE; REPORTS; LEASES.

(a) Pledge Agreement, Loan Agreement and Note. Lender shall have received from Borrower a fully executed and acknowledged counterpart of the Pledge Agreement and evidence that counterparts of the UCC Financing Statements have been delivered to the title company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon the Collateral, of the requisite priority, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. Lender shall have also received from Borrower fully executed counterparts of this Agreement, the Note and Subordination of Management Agreement and all other Loan Documents. Borrower hereby authorizes Lender to file a financing statement or statements under the UCC in connection with the Collateral in the form required to properly perfect Lender’s security interest therein.

(b) UCC Insurance. Lender shall have received a UCC Insurance Policy issued by a Title Company and dated as of the Closing Date acceptable to Lender. Such UCC Insurance Policy shall (i) provide coverage in the amount of the Loan, (ii) insure Lender that the Mortgages create a valid lien on the Collateral of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The UCC Insurance Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such UCC Insurance Policy have been paid (or will be paid with a portion of the Loan proceeds).

(c) Survey. Mortgage Lender shall have received a current title survey for each Individual Property, certified to the title company, Mortgage Lender and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Mortgage Lender in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. The survey shall include the following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A): 2, 3, 4, 6, 7(a), 7(b)(i), 7(c), 8, 9, 10 and 11. Such survey shall reflect the same legal description contained in the Title Insurance Policy referred to in subsection (b) above and shall include, among other things, a metes and bounds description of the real property comprising part of such Individual Property reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the survey and the surveyor shall provide a certification for each survey in form and substance reasonably acceptable to Lender.

(d) Insurance. Lender shall have received copies of the Policies required hereunder (or certificates of such policies evidencing the insurance coverage required hereunder), satisfactory to Lender in its sole discretion, and evidence that all Insurance Premiums payable for the existing policy period shall have been paid on or before the Closing Date.

(e) Environmental Reports. Lender shall have received an Environmental Report in respect of each Individual Property satisfactory to Lender.

(f) Zoning/Building Code. Lender shall have received evidence of compliance with zoning and building ordinances and codes, including, without limitation, required certificates of occupancy, reasonably acceptable to Lender.

(g) Encumbrances. Borrower and Mortgage Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Liens as of the Closing Date on the Collateral, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

(h) Lien Searches. Borrower shall have delivered to Lender certified search results pertaining to the Borrower, Borrower Principal and such other Persons or any SPE Component Entity as reasonably required by Lender for state and federal tax liens, bankruptcy, judgment, litigation and state and local UCC filings.

Section 3.3. INTENTIONALLY DELETED.

Section 3.4. ORGANIZATIONAL DOCUMENTS.

On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender (a) copies certified by Borrower of all organizational documentation related to Borrower, each SPE Component Entity and Borrower Principal which must be acceptable to Lender in its sole discretion, and (b) such other evidence of the formation, structure, existence, good standing and/or qualification to do business of the Borrower, each SPE Component Entity and Borrower Principal, as Lender may request in its sole discretion, including, without limitation, good standing or existence certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

Section 3.5. OPINIONS OF BORROWER’S COUNSEL.

Lender shall have received opinions of Borrower’s counsel (a) with respect to non-consolidation issues and (b) with respect to due execution, authority, enforceability of the Loan Documents and such other matters as Lender may require, all such and such other matters as Lender may require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

Section 3.6. ANNUAL BUDGET.

Mortgage Borrower shall have delivered, and Lender shall have approved, the Annual Budget for the current fiscal year, a copy of which is attached as Exhibit F hereto.

Section 3.7. TAXES AND OTHER CHARGES.

Borrower shall have caused Mortgage Borrower to have paid all Taxes and Other Charges which are due and payable as of the Closing Date (including any in arrears) relating to the Properties, which amounts may be funded with proceeds of the Mortgage Loan.

Section 3.8. COMPLETION OF PROCEEDINGS.

All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

Section 3.9. PAYMENTS.

All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

Section 3.10. TRANSACTION COSTS.

Except as otherwise expressly provided herein, Borrower and Mortgage Borrower shall have paid or reimbursed, or made arrangements satisfactory to Lender and Mortgage Lender for such payment or reimbursement, Lender and Mortgage Lender for all out of pocket expenses in connection with the underwriting, negotiation, Securitization and closing of the Loan and the Mortgage Loan, including title insurance premiums and other title company charges; recording, registration, filing and similar fees, taxes and charges; transfer, mortgage, deed, stamp or documentary taxes or similar fees or charges; costs of third-party reports, including without limitation, environmental studies, credit reports, seismic reports, engineer’s reports, appraisals and surveys; underwriting and origination expenses; Securitization expenses; and all actual, reasonable legal fees and expenses charged by counsel to Lender and Mortgage Lender.

Section 3.11. NO MATERIAL ADVERSE CHANGE.

There shall have been no material adverse change in the financial condition or business condition of the Collateral, the Properties, Borrower, Mortgage Borrower, Borrower Principal, any SPE Component Entity, Manager or any other person or party contributing to the operating income and operations of the Properties since the date of the most recent financial statements and/or other information delivered to Lender or Mortgage Lender. The income and expenses of the Properties, the occupancy and leases thereof, and all other features of the transaction shall be as represented to Lender without material adverse change. Neither Borrower, Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal, any SPE Component Entity or Affiliated Manager shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 3.12. LEASES AND RENT ROLL.

Lender shall have received copies of all Leases affecting the Properties, which shall be satisfactory in form and substance to Lender. Lender shall have received a current certified rent roll of the Properties, reasonably satisfactory in form and substance to Lender.

Section 3.13. TENANT ESTOPPELS.

Borrower shall have caused Mortgage Borrower to have delivered to Lender an executed tenant estoppel letter, which shall be in form and substance satisfactory to Mortgage Lender, from each Tenant under a Major Lease.

Section 3.14. REA ESTOPPELS.

Borrower shall have caused Mortgage Borrower to have delivered to Lender an executed REA estoppel letter, which shall be in form and substance satisfactory to Mortgage Lender, from each party to any REA for each Individual Property.

Section 3.15. RESERVED.

Section 3.16. TAX LOT.

Lender shall have received evidence that each Individual Property constitutes one (1) or more separate tax lots, which evidence shall be reasonably satisfactory in form and substance to Lender and which may take the form of a separate tax lot endorsement to the Title Insurance Policy.

Section 3.17. PHYSICAL CONDITIONS REPORT.

Lender shall have received a Physical Conditions Report with respect to each Individual Property, which report shall be reasonably satisfactory in form and substance to Lender.

Section 3.18. MANAGEMENT AGREEMENT/OPERATING LEASE.

Lender shall have received a certified copy of (i) the Management Agreement with respect to each Individual Property and (ii) the Operating Lease, which shall be satisfactory in form and substance to Lender.

Section 3.19. APPRAISAL.

Lender shall have received an appraisal of each Individual Property, which shall be satisfactory in form and substance to Lender.

Section 3.20. FINANCIAL STATEMENTS.

Lender shall have received financial statements and related information in form and substance satisfactory to Lender and in compliance with any Legal Requirements promulgated by the Securities and Exchange Commission, including, without limitation, a balance sheet for Borrower and Mortgage Borrower, an income and expense statement and statement of cash flows with respect to Borrower and Mortgage Borrower and an operating statement with respect to each Individual Property for the year-to-date 2004, 2003, 2002, and 2001, audited (except with respect to the year-to-date 2004, through April 30, 2004 and covering the preceding twelve (12) months year to date and through May 31, 2004 and covering the preceding twelve (12) months year to date) by an Acceptable Accountant and together with (x) an unqualified opinion of such

Acceptable Accountant that such statements have been prepared in accordance with GAAP applied on a consistent basis and (y) a letter from such Acceptable Accountant consenting to the utilization and/or incorporation by reference of such financial statements and opinion in a Securitization involving the Loan.

Section 3.21. INTENTIONALLY DELETED.

Section 3.22. FURTHER DOCUMENTS.

Lender or its counsel shall have received such other and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance reasonably satisfactory to Lender and its counsel.

Section 3.23. MORTGAGE LOAN CONDITIONS PRECEDENT.

All conditions precedent set forth in Article 2 of the Mortgage Loan Agreement shall have been satisfied.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower and, where specifically indicated, each Borrower Principal represents and warrants to Lender as of the Closing Date that:

Section 4.1. ORGANIZATION.

(a) Borrower and each Borrower Principal (when not an individual) (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its assets and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its assets, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its assets and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership of the Collateral, and (d) in the case of Borrower, has full power, authority and legal right to grant, bargain, sell, pledge, assign, warrant, transfer and convey the Collateral pursuant to the terms of the Loan Documents, and in the case of Borrower and each Borrower Principal, has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party. Borrower and each Borrower Principal represent and warrant that the chart attached hereto as Exhibit B sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower, each SPE Component Entity (if any) and each Borrower Principal (when not an individual). Borrower has delivered to Lender true and correct copies of the Organizational Documents for the

Borrower, Mortgage Borrower, Mortgage SPE Component Entity and Borrower Principal, all of which are in full force and effect.

(b) Borrower has the power and authority and the requisite Ownership Interests to control the actions of Mortgage Borrower, and upon the realization of the Collateral under the Pledge Agreement, Lender or any other party succeeding to Borrower’s interest in the Collateral described in the Pledge Agreement would have such control. Without limiting the foregoing, Borrower has sufficient control over Mortgage Borrower to cause Mortgage Borrower to (i) take any action on Mortgage Borrower’s part required by the Loan Documents and (ii) refrain from taking any action prohibited by the Loan Documents.

Section 4.2. STATUS OF BORROWER.

Borrower’s exact legal name is correctly set forth on the first page of this Agreement and on the Pledge Agreement. Borrower is an organization of the type specified on the first page of this Agreement. Borrower is organized under the laws of the state of Delaware. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement. Borrower’s organizational identification number, if any, assigned by the state of organization is set forth on Exhibit A.

Section 4.3. VALIDITY OF DOCUMENTS.

Borrower and each Borrower Principal have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which they are parties. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and each Borrower Principal and constitute the legal, valid and binding obligations of Borrower and each Borrower Principal enforceable against Borrower and each Borrower Principal in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.4. NO CONFLICTS.

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and each Borrower Principal will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or any Borrower Principal pursuant to the terms of any agreement or instrument to which Borrower or any Borrower Principal is a party, including without limitation, the Franchise Agreement, or by which any of Borrower’s or Borrower Principal’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any Borrower Principal or any of Borrower’s or Borrower

Principal’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower or Borrower Principal of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.

Section 4.5. LITIGATION.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s or Borrower Principal’s knowledge, threatened against or affecting Borrower, Mortgage Borrower, any Borrower Principal, Mortgage SPE Component Entity, Manager, the Collateral or any Individual Property respectively, which actions, suits or proceedings, if determined against Borrower, Mortgage Borrower, any Mortgage SPE Component Entity, any Borrower Principal, Manager, the Collateral or any Individual Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower, Mortgage Borrower, any Mortgage SPE Component Entity, or any Borrower Principal or the condition or ownership of such Individual Property or the Collateral.

Section 4.6. AGREEMENTS.

None of Borrower, Mortgage Borrower, or Mortgage SPE Component Entity is a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower, Mortgage Borrower, Mortgage SPE Component Entity or any Individual Property, or Borrower’s, Mortgage Borrower’s or Mortgage SPE Component Entity’s business, properties or assets, operations or condition, financial or otherwise. None of Borrower, Mortgage Borrower or Mortgage SPE Component Entity is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Mortgage Borrower, Mortgage SPE Component Entity, the Collateral or any Individual Property is bound. None of Borrower, Mortgage Borrower or Mortgage SPE Component Entity has any material financial obligation under any agreement or instrument to which Borrower, Mortgage Borrower or Mortgage SPE Component Entity is a party or by which Borrower, Mortgage Borrower, Mortgage SPE Component Entity, the Collateral, or any Individual Property is otherwise bound, other than (a) obligations incurred in the ordinary course of business relating to the operation of the Collateral, (b) obligations incurred in the ordinary course of the business relating to the Mortgage Borrower’s ownership and operation of the Properties and (b) obligations under the Loan Documents and the Mortgage Loan Documents, as applicable.

Section 4.7. TITLE.

(a) Each Borrower purporting to grant a Lien on any Collateral is the record and beneficial owner of, and has good and marketable title to, the Collateral, free and clear of all Liens whatsoever. The Pledge Agreement, together with the UCC Financing Statements relating to the Collateral when properly filed in the appropriate records, will create a valid, perfected first priority security interests in and to the Collateral, all in accordance with the terms thereof for which a Lien can be perfected by filing a UCC Financing Statement. For so long as the Lien of the Pledge Agreement is outstanding, Borrower shall forever warrant, defend and preserve such title and the validity and priority of the Lien of the Pledge Agreement and shall forever warrant and defend such title, validity and priority to Lender against the claims of all persons whomsoever.

(b) Mortgage Borrower has good title to the Property and that Mortgage Borrower possesses (i) a fee simple absolute estate and that it owns the Property (other than the Harrisburg, Pennsylvania Property) free and clear of all liens, encumbrances and charges whatsoever except for the Permitted Encumbrances and (ii) a leasehold interest in the Property located in Harrisburg, Pennsylvania pursuant to the Ground Lease. The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value, or materially adversely affect or interfere with the current use or operation, of the Property or the ability of Borrower to repay the Note or any other amount owing under the Note, the Pledge Agreement, the Loan Agreement, or the other Loan Documents or to perform its obligations thereunder in accordance with the terms of the Loan Agreement, the Note, the Pledge Agreement or the other Loan Documents. Other than Mortgage Lender, no Person other than Mortgage Borrower owns any interest in any payments due under such Leases. Borrower shall cause Mortgage Borrower to forever warrant, defend and preserve the title to the Property and to forever warrant and defend the same to Lender against the claims of all persons whomsoever.

(c) Mortgage SPE Component Entity is the record and beneficial owner of, and has good and marketable title to, its equity ownership interest in Capital Lodging Properties I, L.P., free and clear of all Liens whatsoever. For so long as the Lien of the Pledge Agreement is outstanding, Mortgage SPE Component Entity shall forever warrant, defend and preserve such title and the validity and priority of the Lien of the Pledge Agreement and shall forever warrant and defend such title, validity and priority to Lender against the claims of all persons whomsoever.

Section 4.8. SOLVENCY.

Borrower, and each Borrower Principal have (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower and each Borrower Principal exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower and each Borrower Principal, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower, Mortgage Borrower, any Mortgage SPE Component Entity, any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years, and none of Borrower, Mortgage Borrower, any Mortgage SPE Component Entity or any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. None of Borrower, Mortgage Borrower, any Mortgage SPE Component Entity or any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s, Mortgage Borrower’s, Mortgage SPE Component Entity’s assets or property, as applicable, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower,

Mortgage Borrower, any Mortgage SPE Component Entity or any Borrower Principal, any SPE Component Entity (if any) or Affiliated Manager.

Section 4.9. FULL AND ACCURATE DISCLOSURE.

No statement of fact made by or on behalf of Borrower or any Borrower Principal in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower or any Borrower Principal contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower or any Borrower Principal which has not been disclosed to Lender which adversely affects, nor as far as Borrower or any Borrower Principal can reasonably foresee, is reasonably likely to adversely affect, the Collateral, the Properties or the business, operations or condition (financial or otherwise) of Borrower, Mortgage Borrower, any Mortgage SPE Component Entity or any Borrower Principal.

Section 4.10. NO PLAN ASSETS.

No Loan Party is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of any Loan Party constitute or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) No Loan Party is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Loan Party are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

Section 4.11. NOT A FOREIGN PERSON.

Neither Borrower nor Borrower Principal is a “foreign person” within the meaning of §1445(f)(3) of the Internal Revenue Code.

Section 4.12. ENFORCEABILITY.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Borrower Principal has asserted any right of rescission, set-off, counterclaim or defense with respect thereto. No Default or Event of Default exists under or with respect to any Loan Document.

Section 4.13. BUSINESS PURPOSES.

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 4.14. COMPLIANCE.

Borrower, Mortgage Borrower, the Collateral and each Individual Property, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act. To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority and Borrower and Mortgage Borrower have received no written notice of any such default or violation. There has not been committed by Borrower or Mortgage Borrower or, to Borrower’s and Mortgage Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property any act or omission affording any Governmental Authority the right of forfeiture as against such Individual Property or any material part thereof or any monies paid in performance of Borrower’s and Mortgage Borrower’s obligations under any of the Loan Documents or Mortgage Loan Documents, as applicable.

Section 4.15. FINANCIAL INFORMATION.

All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender by or on behalf of Borrower or any Borrower Principal in respect of Borrower, Mortgage Borrower, any Mortgage SPE Component Entity, any Borrower Principal, the Collateral and/or each Individual Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Mortgage Borrower, any Mortgage SPE Component Entity, Borrower Principal, the Collateral or the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Collateral or any Individual Property or the current and/or intended operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Mortgage Borrower, any Mortgage SPE Component Entity or Borrower Principal from that set forth in said financial statements.

Section 4.16. CONDEMNATION.

No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Properties or for the relocation of roadways providing access to any Individual Property.

Section 4.17. UTILITIES AND PUBLIC ACCESS; PARKING.

Each Individual Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for full utilization of such Individual Property for its respective intended uses. All public utilities necessary to the full use and enjoyment of each Individual Property as currently used and enjoyed are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve the Individual Property without passing over other property)

or in recorded easements serving the Individual Property and such easements are set forth in and insured by the Owner’s Title Policy. All roads necessary for the use of the Individual Property for its current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities. Each Individual Property has, or is served by, parking to the extent required to comply with all Legal Requirements.

Section 4.18. SEPARATE LOTS.

Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Individual Property or any portion thereof.

Section 4.19. ASSESSMENTS.

To Borrower’s knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to such Individual Property that may result in such special or other assessments.

Section 4.20. INSURANCE.

Mortgage Borrower has obtained and Borrower has delivered to Lender certified copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 4.21. USE OF PROPERTY.

Each Individual Property is used exclusively for hotel purposes and other appurtenant and related uses.

Section 4.22. CERTIFICATE OF OCCUPANCY; LICENSES.

All certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy and any applicable liquor license required for the legal use, occupancy and operation of each Individual Property for the purpose intended herein, have been obtained and are valid and in full force and effect. Borrower shall cause Mortgage Borrower to keep and maintain all licenses necessary for the operation of each Individual Property for the purpose intended herein. The use being made of each Individual Property is in conformity with the certificate of occupancy and any permits or licenses issued for such Individual Property.

Section 4.23. FLOOD ZONE.

None of the Improvements on any Individual Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Mortgage Borrower has obtained the insurance prescribed in Section 8.1(a)(i) of the Mortgage Loan Agreement.

Section 4.24. PHYSICAL CONDITION.

To Borrower’s knowledge after due inquiry, the Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects. To Borrower’s knowledge after due inquiry, there exists no structural or other material defects or damages in any Individual Property, as a result of a Casualty or otherwise, and whether latent or otherwise. Borrower and Mortgage Borrower have not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.25. BOUNDARIES.

(a) None of the Improvements which were included in determining the appraised value of any Individual Property lie outside the boundaries and building restriction lines of such Individual Property to any material extent, and (b) no improvements on adjoining properties encroach upon such Individual Property and no easements or other encumbrances upon such Individual Property encroach upon any of the Improvements so as to materially affect the value or marketability of such Individual Property.

Section 4.26. LEASES AND RENT ROLL.

Borrower has delivered to Lender a true, correct and complete rent rolls for the Properties (collectively, a “Rent Roll”) which includes all Leases and the Operating Lease affecting the Properties (including schedules for all executed Leases for Tenants not yet in occupancy or under which the rent commencement date has not occurred). Except as set forth in the Rent Roll (as same has been updated by written notice thereof to Lender) and estoppel certificates delivered to Lender on or prior to the Closing Date: (a) each Lease and Operating Lease is in full force and effect; (b) the premises demised under the Leases have been completed and the Tenants under the Leases and Operating Lease have accepted possession of and are in occupancy of all of their respective demised premises; (c) the Tenants under the Leases and Operating Lease have commenced the payment of rent under the Leases, there are no offsets, claims or defenses to the enforcement thereof, and Mortgage Borrower has no monetary obligations to any Tenant under any Lease or Operating Lease; (d) all Rents due and payable under the Leases and Operating Lease have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (e) the rent payable under each Lease and Operating Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the Tenant thereunder for an offset or adjustment to the rent; (f) no Tenant has made any written claim of a material default against the landlord under any Lease or Operating Lease which remains outstanding nor has Mortgage Borrower or Manager received, by telephonic, in-person, e-mail or other communication, any notice of a material default under any Lease or Operating Lease; (g) to Borrower’s knowledge there is no present material default by the Tenant under any Lease or Operating Lease; (h) all security deposits under the Leases have been collected by Mortgage Borrower; (i) Mortgage Borrower is the sole owner of the entire landlord’s interest in each Lease; (j) each Lease and Operating Lease are the valid, binding and enforceable obligations of Mortgage Borrower and the applicable Tenant thereunder and there are no material agreements with the Tenants under the Leases other than as expressly set forth in the Leases; (k) no Person has any possessory interest in, or right to occupy, any Individual Property or any portion thereof except under the terms of a Lease or Operating Lease; (l) none of the Leases or Operating Lease contains any option or offer to purchase or right of first refusal to purchase the Properties or any part thereof; (m) neither the Leases or Operating Lease nor the Rents have been assigned, pledged or hypothecated except to Mortgage Lender, and no other Person has any interest therein except the Tenants thereunder; and (n) no conditions exist which now give any Tenant or party the right to “go dark” pursuant to the provision of its Lease and/or the REA.

Section 4.27. FILING AND RECORDING TAXES.

All recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, and the transfer of the Collateral to Borrower, the making of the Mortgage Loan, the Loan or the other transactions contemplated by this Agreement have been paid or will be paid, and, under current Legal Requirements, the Pledge Agreement is enforceable in accordance with its terms by Lender (or any subsequent holder of the Loan).

Section 4.28. MANAGEMENT AGREEMENT/OPERATING LEASE.

(a) The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No management fees under the Management Agreement are accrued and unpaid.

(b) The Operating Lease is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

Section 4.29. ILLEGAL ACTIVITY.

No portion of the Properties or the Collateral have been or will be purchased by Borrower or Mortgage Borrower with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.

Section 4.30. CONSTRUCTION EXPENSES.

All costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements have been paid in full or will be paid in full when due. To Borrower’s knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting the Properties which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

Section 4.31. PERSONAL PROPERTY.

Mortgage Borrower has paid in full for, and is the owner of, all Personal Property (other than tenants’ property) used in connection with the operation of the Properties, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.

Section 4.32. TAXES.

Borrower, Mortgage Borrower, Mortgage SPE Component Entity and Borrower Principal have each filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by them and have paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them. Neither Borrower, Mortgage Borrower, Mortgage SPE Component Entity or Borrower Principal knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.33. PERMITTED ENCUMBRANCES.

None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely affects the value of any Individual Property, impairs the use or the operation of any Individual Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 4.34. FEDERAL RESERVE REGULATIONS.

Borrower will use the proceeds of the Loan for the purposes set forth in Section 2.1(d) hereof and not for any illegal activity. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.

Section 4.35. INVESTMENT COMPANY ACT.

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the

Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.36. RECIPROCAL EASEMENT AGREEMENTS.

(a) Neither Borrower, nor any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of the REA, and the REA remains unmodified and in full force and effect;

(b) All easements granted pursuant to the REA which were to have survived the site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;

(c) All sums due and owing by Borrower to the other parties to the REA (or by the other parties to the REA to the Borrower) pursuant to the terms of the REA, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on any Individual Property (or threat thereof been made) for failure to pay any of the foregoing;

(d) The terms, conditions, covenants, uses and restrictions contained in the REA do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in any Lease or in any agreement between Borrower and occupant of any peripheral parcel, including, without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions; and

(e) The terms, conditions, covenants, uses and restrictions contained in each Lease do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in the REA, any other Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.

Section 4.37. NO CHANGE IN FACTS OR CIRCUMSTANCES; DISCLOSURE.

All information submitted by or on behalf of Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or is reasonably likely to materially and adversely affect any Individual Property or the Collateral or the business operations or the financial condition of Borrower, Mortgage Borrower or Mortgage SPE Component Entity. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 4.38. INTELLECTUAL PROPERTY.

All trademarks, trade names and service marks necessary to the business of Mortgage Borrower as presently conducted or as Mortgage Borrower contemplates conducting its business are in good standing and, to the extent of Borrower’s actual knowledge, uncontested. Mortgage Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Mortgage Borrower.

Section 4.39. SURVEY.

The Survey for each Individual Property delivered to Lender in connection with the Mortgage Loan Agreement has been prepared in accordance with the provisions of Section 3.2(c) hereof, and to the knowledge of Borrower does not fail to reflect any material matter affecting such Individual Property or the title thereto.

Section 4.40. EMBARCOED PERSON.

As of the date hereof, (a) none of the funds or other assets of Mortgage Borrower, Borrower and Borrower Principal constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Mortgage Borrower, Borrower or Borrower Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Mortgage Borrower, Borrower or Borrower Principal, as applicable, with the result that the investment in Mortgage Borrower, Borrower or Borrower Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Mortgage Borrower, Borrower or Borrower Principal, as applicable, have been derived from any unlawful activity with the result that the investment in Mortgage Borrower, Borrower or Borrower Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Section 4.41. PATRIOT ACT.

All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this Section only as the “Patriot Act”) and are incorporated into this Section. Each of Mortgage Borrower, Borrower, and Borrower Principal hereby represents and warrants that Mortgage Borrower, Borrower, and Borrower Principal and each and every Person affiliated with Mortgage Borrower, Borrower, or Borrower Principal or that to Borrower’s knowledge has an economic interest in Borrower or Operating Lessee, or to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section only, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal or Borrower (or any of its beneficial owners or affiliates or participants) becomes listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if Mortgage Borrower, Mortgage SPE Component Entity, Borrower, Borrower Principal or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Section 4.42. FRANCHISE AGREEMENT.

The Franchise Agreement is in full force and effect, all franchise fees, reservation fees, royalties and other sums due thereunder have been paid in full to date, and neither Mortgage Borrower nor Franchisor is in default thereunder.

Section 4.43. GROUND LEASE REPRESENTATIONS.

(a) Each Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever, except as described on Schedule IV hereof, (ii) there are no defaults under any Ground Lease by Mortgage Borrower, or, to the best of Borrower and Mortgage Borrower’s knowledge, landlord thereunder, and, to the best of Borrower’s and Mortgage Borrower’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default under such Ground Lease, (iii) all rents, additional rents and other sums due and payable under each Ground Lease have been paid in full, and (iv)

neither Borrower nor the landlord under each Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease.

(b) Intentionally Deleted;

(c) The Ground Lease or a memorandum thereof have been duly recorded, the Ground Lease permits the equity interest of the lessee thereunder to be encumbered by the Pledge Agreement, and there has not been any change in the terms of the Ground Lease since their recordation except as set forth on Schedule IV hereof;

(d) Intentionally Deleted;

(e) Intentionally Deleted;

(f) Intentionally Deleted;

(g) Intentionally Deleted;

(h) Each Ground Lease has a term which extends not less than twenty (20) years beyond the Maturity Date;

(i) Intentionally Deleted;

(j) Under the terms of each Ground Lease and the applicable Mortgage Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the Properties or to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon; and

(k) The Ground Lease does not impose restrictions on subletting.

Section 4.44. AFFILIATES.

Borrower does not own any equity interests in any other Person other than the related Pledged Member Interests.

Section 4.45. MORTGAGE BORROWER REPRESENTATIONS.

Borrower has reviewed the representations and warranties made by, and covenants of, Mortgage Borrower to and for the benefit of Mortgage Lender contained in the Mortgage Loan Documents and such representations and warranties are true, correct and complete.

Section 4.46. LIST OF MORTGAGE LOAN DOCUMENTS.

There are no Mortgage Loan Documents other than those set forth on Schedule IX attached hereto. Borrower has or has caused to be delivered to Lender true, complete and correct copies of all Mortgage Loan Documents, and none of the Mortgage Loan Documents has been amended or modified as of the date thereof

Section 4.47. MORTGAGE LOAN EVENT OF DEFAULT.

No Mortgage Loan Event of Default or an event or circumstance has occurred which with the giving of notice or the passage of time, or both, would constitute a Mortgage Loan Event of Default exists as of the date hereof.

Section 4.48. SURVIVAL.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 5

BORROWER COVENANTS

From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Pledge Agreement (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 5.1. EXISTENCE; COMPLIANCE WITH LEGAL REQUIREMENTS.

(a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises that are necessary to cause the Mortgage Borrower to own or operate the Properties under the name of the hotel chain or system set forth on Schedule VII with respect to the applicable Individual Property and comply, and cause Mortgage Borrower and Mortgage SPE Component Entity to comply, with all Legal Requirements applicable to it, the Collateral, and the Properties, as applicable. Borrower hereby covenants and agrees not to commit, permit or suffer, and shall cause Mortgage Borrower and Mortgage SPE Component Entity not to commit, permit or suffer, to exist any act or omission affording any Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall, or shall cause Mortgage Borrower to, at all times maintain, preserve and protect all franchises and trade names used in connection with the operation of the Properties.

(b) After prior written notice to Lender, Borrower, at its own expense, may, or cause Mortgage Borrower to, contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting an Individual Property or the Collateral, provided that (i) no Default or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower, Mortgage SPE Component Entity, Mortgage Borrower, the Collateral, or any Individual Property is subject and shall not constitute a default thereunder; (iii) neither the Collateral or the Properties, any part thereof or interest therein, any of the tenants or occupants thereof, nor Borrower, Mortgage Borrower or Mortgage SPE Component Entity shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the Legal Requirements shall not impose civil or criminal liability on Borrower, Mortgage Borrower, Mortgage SPE Component Entity or Lender; (v) Borrower shall have furnished, or caused Mortgage Borrower to have furnished the security as may be required in the proceeding or by Lender to ensure compliance by Borrower, Mortgage Borrower or Mortgage SPE Component Entity, as applicable, with the Legal Requirements; and (vi) Borrower shall have furnished to Lender all other items reasonably requested by Lender.

Section 5.2. MAINTENANCE AND USE OF PROPERTY.

Borrower shall cause Mortgage Borrower to maintain the Properties in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property) without the prior written consent of Lender. If under applicable zoning provisions the use of all or any portion of any Individual Property is or shall become a legal nonconforming use, Borrower will cause Mortgage Borrower not to cause or permit the legal nonconforming use to be discontinued or the legal nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 5.3. WASTE.

Borrower shall cause Mortgage Borrower not to commit or suffer any waste of the Properties or make any change in the use of the Properties which will in any way materially increase the risk of fire or other hazard arising out of the operation of any Individual Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any material way impair the value of any Individual Property or the security for the Loan. Borrower will cause Mortgage Borrower not to, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Individual Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 5.4. TAXES AND OTHER CHARGES.

(a) Borrower shall cause Mortgage Borrower to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to cause Mortgage Borrower to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.6 hereof. Borrower shall cause Mortgage Borrower to furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 9.6 hereof). Borrower shall cause Mortgage Borrower not to suffer and to pay and discharge any Lien or charge whatsoever which may be or become a Lien or charge against any Individual Property, and shall pay when due for all utility services provided to the Properties.

(b) After prior written notice to Lender, Borrower, at its own expense, may, or cause Mortgage Borrower to, contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Collateral nor the Properties nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall, or shall cause Mortgage Borrower to, promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from each Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all of the Taxes or Other Charges under protest). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property or any asset of Borrower (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of any of the Mortgages or the Pledge Agreement being primed by any related Lien.

Section 5.5. LITIGATION.

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Mortgage Borrower or Mortgage SPE Component Entity which might materially adversely affect Borrower’s, Mortgage Borrower’s or Mortgage SPE Component Entity’s condition (financial or otherwise) or business or any Individual Property.

Section 5.6. ACCESS TO PROPERTIES.

Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

Section 5.7. NOTICE OF DEFAULT.

Borrower shall promptly advise Lender of any material adverse change in the condition (financial or otherwise) of Borrower, Mortgage Borrower, Mortgage SPE Component Entity, any Borrower Principal, the Collateral or any Individual Property or of the occurrence of any Default or Event of Default of which Borrower or Mortgage Borrower has knowledge.

Section 5.8. COOPERATE IN LEGAL PROCEEDINGS.

Borrower shall, and shall cause Mortgage Borrower and Mortgage SPE Component Entity to, at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 5.9. PERFORMANCE BY BORROWER.

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and cause Operating Lessee to observe, perform and fulfill in a timely manner each and every covenant, term and provision to be observed and performed by Operating Lessee under any other agreement or instrument affecting or pertaining to each Individual Property and any amendments, modifications or changes thereto.

Section 5.10. AWARDS; INSURANCE PROCEEDS.

Borrower shall cooperate, and shall cause Mortgage Borrower to cooperate, with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Properties, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting each Individual Property or any part thereof) out of such Awards or Insurance Proceeds.

Section 5.11. FINANCIAL REPORTING.

(a) Borrower will keep and maintain in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense with respect to the Collateral. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower, Mortgage Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. Upon the occurrence and during the continuance of an Event of Default, Borrower shall pay any third party costs and expenses actually incurred by Lender to examine Borrower’s accounting records with respect to the Collateral and Mortgage Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate.

(b) Borrower will furnish, and cause to be furnished, to Lender annually, within ninety (90) days following the end of each calendar year, a complete copy of Borrower’s unaudited annual financial statements prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Collateral owned by Borrower for such year and containing statements of profit and loss for Borrower and the balance sheet for Borrower.

(c) Borrower shall cause Mortgage Borrower to keep adequate books and records of account in accordance with GAAP, or in accordance with other methods acceptable to Lender in its sole discretion, consistently applied and shall furnish to Lender:

(i) monthly, quarterly and annual certified occupancy reports (including an average daily rate and any and all franchise inspection reports received by Mortgage Borrower during such period) and management reports prepared by or on behalf of Manager and prepared in accordance with industry standards;

(ii) monthly, quarterly and annual operating statements of each Individual Property, prepared and certified by Mortgage Borrower substantially in the form attached as Exhibit G to the Mortgage Loan Agreement (with the annual operating statement prepared and audited by an Acceptable Accountant), detailing the revenues received, the expenses incurred and the net operating income before and after debt service (principal and interest) and major capital improvements for the period of calculation and containing appropriate year-to-date information, within thirty (30) days after the end of each calendar month (other than the last month of a fiscal quarter), forty-five (45) days after the end of each fiscal quarter (other than the last quarter of a fiscal year) or ninety (90) days after the close of each fiscal year of Borrower, as applicable;

(iii) quarterly and annual balance sheets, profit and loss statements, statements of cash flows, of Mortgage Borrower and Borrower Principal in the form required by Lender (with the annual financial statements prepared and audited by an Acceptable Accountant), within forty-five (45) days after the end of each fiscal quarter or ninety (90) days after the close of each fiscal year of Mortgage Borrower and Borrower Principal, as applicable, as the case may be; and

(iv) an Annual Budget not later than thirty (30) days after the commencement of each fiscal year of Mortgage Borrower in form reasonably satisfactory to Lender. In the event that Lender objects to a proposed Annual Budget submitted by Mortgage Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall cause Mortgage Borrower to promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall cause Mortgage Borrower to promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply; provided that, such approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses and expenses under the Management Agreement.

(v) annual rent rolls of each respective Individual Property to be delivered with the annual operating statements of such Individual Property, prepared and certified by Mortgage Borrower.

(d) Upon request from Lender, Borrower shall promptly furnish to or cause Mortgage Borrower to furnish to, Lender:

(i) Intentionally Deleted;

(ii) if applicable, an accounting of all security deposits held in connection with any Lease of any part of each Individual Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions; and

(iii) if applicable, a report of all letters of credit provided by any Tenant in connection with any Lease of any part of each Individual Property, including the account numbers of such letters of credit, the names and addresses of the financial institutions that issued such letters of credit and the names of the Persons to contact at such financial institutions, along with any authority or release necessary for Lender to obtain information regarding such letters of credit directly from such financial institutions.

(e) Borrower shall cause Mortgage Borrower to deliver to Lender copies of any reports or documents required to be delivered to Franchisor under the Franchise Agreements.

(f) Notwithstanding the foregoing, any requirement contained in this Section 5.11 to deliver an audited financial statement of Borrower or any Individual Property may be satisfied by Borrower’s delivery to Lender of an audited financial statement of Capital Lodging, provided all the information required pursuant to this Section 5.11 allocable to each Individual Property is clearly reflected and delineated in the audited financial statements of Capital Lodging.

Section 5.12. ESTOPPEL STATEMENT.

Upon Lender’s reasonable request in writing (but no more often than once in any calendar year unless in connection with a Securitization or during the continuance of an Event of Default):

(a) After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount’ of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall use its commercially reasonable efforts to deliver to Lender upon written notice, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the related Lease as Lender may require, including, but not limited to attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c) Borrower shall, promptly, upon request of Lender, deliver an estoppel certificate from Franchisor stating that (i) the Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither Franchisor nor Mortgage Borrower is in default under any of the terms, covenants or provisions of the Franchise Agreement and Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Franchise Agreement, (iii) neither Franchisor nor Mortgage Borrower has commenced any action or given or received any notice for the purpose of terminating the Franchise Agreement and (iv) all sums due and payable to Franchisor under the Franchise Agreement have been paid in full.

(d) Borrower shall, promptly, upon request of Lender, deliver an estoppel certificate from Operating Lessee stating that (i) the Operating Lease is in full force and effect and has not been modified, amended or assigned, (ii) Mortgage Borrower is not in default under any terms, covenants or provisions of the Operating Lease and Mortgage Borrower knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Operating Lease, (iii) Mortgage Borrower has not commenced any action or given or received any notice for the purpose of terminating the Operating Lease and (iv) all sums due and payable under the Operating Lease have been paid in full.

(e) Borrower shall, promptly upon request of Lender, deliver to Lender an estoppel certificate from each Ground Lessor stating that (i) the applicable Ground Lease is in full force and effect and has not been modified, amended or assigned, (ii) neither Ground Lessor nor Mortgage Borrower is in default under any of the terms, covenants or provisions of the Ground Lease and Ground Lessor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Ground Lease, (iii) neither Ground Lessor nor Mortgage Borrower has commenced any action or given or received any notice for the purpose of terminating the Ground Lease and (iv) all sums due and payable under the Ground Lease have been paid in full.

Section 5.13. LEASING MATTERS.

(a) Borrower may cause Mortgage Borrower to enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Mortgage Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant, (iii) does not have a materially adverse effect on the value of any Individual Property taken as a whole, (iv) does not contain any option, offer, right of first refusal, or other similar right to acquire all or any portion of any Individual Property, and (v) has a base term of less than fifteen (15) years including options to renew. All proposed Leases which do not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, at Borrower’s expense. Borrower shall cause Mortgage Borrower to promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied or caused Mortgage Borrower to have satisfied all of the conditions of this Section.

(b) Borrower shall cause Mortgage Borrower to (i) observe and perform all the obligations imposed upon the landlord under the Leases in all material respects and shall not do or permit to be done anything to materially impair the value of any of the Leases as security for the Debt; (ii) promptly send copies to Lender of all notices of default which Mortgage Borrower shall send or receive thereunder; (iii) enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) not collect any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) not execute any other assignment of the landlord’s interest in any of the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); and (vi) not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender.

(c) Borrower may, without the prior written consent of Lender, cause Mortgage Borrower to amend, modify or waive the provisions of any Lease or terminate, reduce Rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a materially adverse effect on the value of any Individual Property taken as a whole, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement. A termination of a Lease with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a materially adverse effect on the value of any Individual Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender and its counsel, at Borrower’s expense. Borrower shall cause Mortgage Borrower to promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied or caused to be satisfied all of the conditions of this subsection.

(d) Notwithstanding anything contained herein to the contrary, Borrower shall cause Mortgage Borrower to not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease.

Section 5.14. PROPERTY MANAGEMENT.

(a) Borrower shall cause Mortgage Borrower to (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Mortgage Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower or Mortgage Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of any Individual Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. Lender hereby acknowledges that as of the date hereof, Prism Hospitality, L.P. is an acceptable Manager.

(b) If at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding, (ii) an Event of Default has occurred and is continuing; (iii) a default has occurred and is continuing under the Management Agreement; or (iv) at any time the Net Operating Income for the Properties then encumbered by a Mortgage for the immediately preceding twelve (12) month period is less than 75% of the Closing NOI for such Properties, Borrower shall cause Mortgage Borrower, at the request of Lender, to terminate the Management Agreement upon thirty (30) days prior notice to Manager and replace Manager no later than the later of thirty (30) days after such notice or within five (5) days of the actual date of termination with a Qualified Manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates.

(c) Borrower shall cause Mortgage Borrower to not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed, except as provided above): (i) surrender, terminate or cancel the Management Agreement or otherwise replace Manager or enter into any other management agreement with respect to any Individual Property; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect. In the event that Mortgage Borrower replaces Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be a Qualified Manager

(d) In the event Manager terminates the Management Agreement, Borrower shall cause Mortgage Borrower to replace Manager with a Qualified Manager. Such Qualified Manager shall assume management of the applicable Individual Property pursuant to a Replacement Management Agreement.

Section 5.15. LIENS.

(a) Borrower shall cause Mortgage Borrower to not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances.

(b) Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist an Lien on any portion of the Collateral or permit any such action to be taken, except Liens created by the Loan Documents.

Section 5.16. DEBT CANCELLATION.

Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business, as applicable. In addition, Borrower shall not permit or cause Mortgage Borrower to cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance with the Mortgage Loan Agreement) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business, as applicable.

Section 5.17. ZONING.

Borrower shall cause Mortgage Borrower not to initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance which would have a Material Adverse Effect, or use or permit the use of any portion of the Properties in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

Section 5.18. ERISA.

(a) No Loan Party shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) no Loan Party is and does maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) no Loan Party is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in such Loan Party are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in such Loan Party are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Such Loan Party qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

Section 5.19. NO JOINT ASSESSMENT.

Borrower shall cause Mortgage Borrower not to suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from such Individual Property, or (b) any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property.

Section 5.20. RECIPROCAL EASEMENT AGREEMENTS.

Borrower shall cause Mortgage Borrower not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall cause Mortgage Borrower to enforce, comply with, and cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in the REA.

Section 5.21. ALTERATIONS.

(a) Lender’s prior approval shall be required in connection with any alteration project or projects that may exist at any time to any Improvements (the “Alterations”), exclusive of alterations to tenant spaces required under any Lease, or, subject to the terms of Article 9 hereof, any Required Work, (a) that may have a material adverse effect on any Individual Property, (b) that are structural in nature in any material respect or (c) that are reasonably anticipated to have unpaid costs incurred or to be incurred in excess of the Alteration Threshold. All Alterations shall be done and completed in an expeditious and diligent fashion and shall be performed in such a manner that is in compliance with the applicable Franchise Agreement and that does not result in the loss of access to the applicable Individual Property.

(b) All the terms and conditions set forth in Section 9.4 (other than Section 9.4(a)) with respect to Required Work shall apply with respect to any Alteration work undertaken by Borrower. Any rights Lender may have with respect to Required Work set forth in Section 9.4 (other than Section 9.4(a)) shall also apply with respect to any Alteration work undertaken by Borrower.

(c) In the event any Alteration requires Lender’s prior approval pursuant to the terms hereof, Borrower shall cause Mortgage Borrower to comply with each of the following conditions:

(i) Borrower shall cause Mortgage Borrower to deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Mortgage Borrower’s architect or engineer stating the entire cost of completing all outstanding Alterations, which budget shall be acceptable to Lender; and

(ii) All plans and specifications required in connection with all outstanding Alterations shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer reasonably selected by Lender (the “Alteration Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the outstanding

Alterations. The identity of the contractors, subcontractors and materialmen engaged in the outstanding Alterations, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Alteration Consultant.

(d) Notwithstanding the foregoing, Borrower shall be relieved of its obligation to deposit the security for certain alterations described above provided Mortgage Borrower is required to and does deliver such security to Mortgage Lender in accordance with the Mortgage Loan Documents and Lender received evidence acceptable to Lender of the delivery of such security.

(e) Provided Borrower has submitted to Lender all information as may be requested by Lender in which to determine whether to grant any approval required pursuant to this Section 5.21 or to make a disbursement from the security account established pursuant to Section 5.21(d) (or to reduce or release any other security delivered pursuant to Section 5.21(d), as applicable), Lender shall use its commercially reasonable efforts (acting in good faith) to respond as promptly as reasonably possible to any request by Borrower for such approval or disbursement (or reduction or release, as applicable); provided, however, that Lender’s failure to respond promptly shall not (i) negate, impair or otherwise adversely affect any rights Lender may have pursuant to the Loan Documents and (ii) be deemed to be an approval by Lender of the requested matter or an agreement by Lender to make such disbursement (or reduction or release, as applicable).

Section 5.22. INTENTIONALLY DELETED.

Section 5.23. INTEREST RATE CAP AGREEMENT.

(a) Prior to or contemporaneously with the Closing Date, Borrower shall have obtained the Rate Cap, which shall be coterminous with the Loan and have a notional amount which shall not at any time be less than the outstanding principal balance of the Loan. The Rate Cap shall be maintained throughout the term of the Loan with an Acceptable Counterparty. If the provider of the Rate Cap or any Replacement Rate Cap ceases to be an Acceptable Counterparty, Borrower shall obtain a Replacement Rate Cap at Borrower’s sole cost and expense within ten (10) days of receipt of notice from Lender or Borrower’s obtaining knowledge that the provider is no longer an Acceptable Counterparty.

(b) Borrower shall collaterally assign to Lender pursuant to the Collateral Assignment of Interest Rate Cap Agreement all of its right, title and interest to receive any and all payments under the Rate Cap or any Replacement Rate Cap (and any related guarantee, if any) and shall deliver to Lender counterparts of such Collateral Assignment of Interest Rate Cap Agreement executed by the Borrower and by the Acceptable Counterparty and notify the Acceptable Counterparty of such collateral assignment (either in such Rate Cap or by separate instrument). At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Rate Cap and any Replacement Rate Cap shall terminate and Lender shall execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of the Rate Cap and any Replacement Rate Cap and to notify the Acceptable Counterparty of such release.

(c) Borrower shall comply with all of its obligations under the terms and provisions of the Rate Cap and any Replacement Rate Cap. All amounts paid by the Acceptable Counterparty under the Rate Cap to Borrower or Lender shall be deposited immediately into an account specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Rate Cap and any Replacement Rate Cap in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(d) In the event that Borrower fails to purchase and deliver to Lender the Rate Cap or any Replacement Rate Cap as and when required hereunder, or fails to maintain such agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Rate Cap or any Replacement Rate Cap, as applicable, and the cost incurred by Lender in purchasing the Rate Cap or any Replacement Rate Cap, as applicable, shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Rate Cap and any Replacement Rate Cap, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Rate Cap or the Replacement Rate Cap, as applicable;

(ii) the execution and delivery of the Rate Cap or the Replacement Rate Cap, as applicable, by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent Organizational Documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Rate Cap or the Replacement Rate Cap, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Rate Cap or the Replacement Cap, as applicable, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.24. FRANCHISE AGREEMENT.

The Improvements on the Properties shall be operated under the terms and conditions of the Franchise Agreements. Borrower shall cause Mortgage Borrower to (i) pay all sums required to be paid by Mortgage Borrower under the Franchise Agreement, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of the Franchise Agreement on the part of Mortgage Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Mortgage Borrower under the Franchise Agreement, (iii) promptly notify Lender of the giving of any notice to Borrower or Mortgage Borrower of any default by Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Franchise Agreement on the part of Mortgage Borrower to be performed and observed and deliver to Lender a true copy of each such notice, and (iv) if applicable, promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, notice, report and estimate received by it under the Franchise Agreement. Borrower shall cause Mortgage Borrower not to, without the prior consent of Lender, surrender the Franchise Agreement or terminate or cancel the Franchise Agreement or modify, change, supplement, alter or amend the Franchise Agreement, in any material respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights and privileges of Mortgage Borrower to surrender the Franchise Agreement or to terminate, cancel, materially modify, change, supplement, alter or amend the Franchise Agreement in any respect, and any such surrender of the Franchise Agreement or termination, cancellation, material modification, change, supplement, alteration or amendment of the Franchise Agreement without the prior consent of Lender shall be void and of no force and effect. Subject to the rights of Mortgage Lender, if Mortgage Borrower shall default in the performance or observance of any material term, covenant or condition of the Franchise Agreement on the part of Mortgage Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Borrower shall permit Lender to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Franchise Agreement on the part of Mortgage Borrower to be performed or observed to be promptly performed or observed on behalf of Mortgage Borrower, to the end that the rights of Mortgage Borrower in, to and under the Franchise Agreement shall be kept unimpaired and free from default; provided however, Lender shall have no such obligation to perform any such action. Borrower shall cause Lender and any Person designated by Lender to have the right to enter upon the Properties at any time and from time to time for the purpose of taking any such action. If Franchisor shall deliver to Lender a copy of any notice sent to Borrower and Mortgage Borrower of default under the Franchise Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall cause Mortgage Borrower to, from time to time, use its best efforts to obtain from Franchisor such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Franchise Agreement as may be requested by Lender. Borrower shall cause Mortgage Borrower to exercise each individual option, if any, to extend or renew the term of the Franchise Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Pledge Agreement and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 5.25. THE GROUND LEASE.

(a) With respect to each Ground Lease, (i) Borrower shall cause Mortgage Borrower (i) pay all rents, additional rents and other sums required to be paid by Mortgage Borrower, as tenant under and pursuant to the provisions of each Ground Lease, (ii) diligently perform and observe all of the material terms, covenants and conditions of each Ground Lease on the part of Mortgage Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any notice by the landlord under the applicable Ground Lease to Mortgage Borrower of any default by Mortgage Borrower, as tenant thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under the applicable Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt. Borrower shall not, without the prior consent of Lender, cause Mortgage Borrower to surrender the leasehold estate created by the applicable Ground Lease or terminate or cancel any Ground Lease or materially modify, change, supplement, alter or amend any Ground Lease, either orally or in writing, and if Mortgage Borrower shall default in the performance or observance of any material term, covenant or condition of any Ground Lease on the part of Mortgage Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Ground Lease on the part of Mortgage Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Mortgage Borrower in, to and under such Ground Lease shall be kept unimpaired and free from default; provided, however, that Lender shall have no such obligation to perform any such action. If the landlord under the applicable Ground Lease shall deliver to Lender a copy of any notice of default under such Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall cause Mortgage Borrower to exercise each individual option, if any, to extend or renew the term of each Ground Lease upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised.

(b) Subleases. Notwithstanding anything contained in any Ground Lease to the contrary, Borrower shall cause Mortgage Borrower to not further sublet any portion of the related Individual Property (other than as permitted pursuant to Section 5.13 hereof) without prior written consent of Lender.

(c) Notwithstanding anything to the contrary contained herein with respect to any Ground Lease:

(i) Borrower shall cause Mortgage Borrower not to, without Lender’s written consent, elect to treat a Ground Lease as terminated under subsection 365(h)(1) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void;

(ii) If pursuant to subsection 365(h) of the Bankruptcy Code, Mortgage Borrower seeks to offset, against the rent reserved in a Ground Lease, the amount of any damages caused by the nonperformance by the applicable Ground Lessor of any of its obligations thereunder after the rejection by such Ground Lessor under the Bankruptcy Code, then Borrower shall cause Mortgage Borrower not to effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower in accordance with the first sentence of this subsection, Borrower may proceed to cause Mortgage Borrower to offset the amounts set forth in Borrower’s notice to Lender; and

(iii) Borrower shall promptly, after obtaining knowledge of such filing, notify Lender orally of any filing by or against a Ground Lessor of a petition under the Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all notices, summons, pleadings, applications and other documents received by Mortgage Borrower in connection with any such petition and any proceedings relating to such petition.

Section 5.26. EMBARGOED PERSON.

At all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Mortgage Borrower, Mortgage SPE Component Entity and Borrower Principal shall constitute property of, or will be beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Mortgage Borrower, Mortgage SPE Component Entity or Borrower Principal, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, Mortgage Borrower, Mortgage SPE Component Entity or Borrower Principal, as applicable, with the result that the investment in Borrower, Mortgage Borrower, Mortgage SPE Component Entity or Borrower Principal, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law; and (c) none of the funds of Borrower, Mortgage Borrower, Mortgage SPE Component Entity or Borrower Principal, as applicable, shall have been derived from any unlawful activity with the result that the investment in Borrower, Mortgage Borrower, Mortgage SPE Component Entity or Borrower Principal, as applicable (whether directly or indirectly), would be prohibited by law or the Loan is in violation of law.

Section 5.27. OFAC.

At all times throughout the term of the Loan, Borrower, Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 5.28. INTENTIONALLY DELETED.

Section 5.29. NOTICES.

Borrower shall give notice, or cause notice to be given, to Lender promptly upon the occurrence of any Mortgage Loan Event of Default.

Section 5.30. SPECIAL DISTRIBUTIONS.

On each date on which amounts are required to be disbursed to Lender pursuant to Article 10 of the Mortgage Loan Agreement or are required to be paid to Lender under any of the Loan Documents, Borrower shall exercise its rights under the Organizational Documents of Mortgage Borrower to cause Mortgage Borrower to make to Borrower (to the extent permitted by Legal Requirements) a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed pursuant to Article 10 of the Mortgage Loan Agreement or otherwise paid to Lender on such date.

Section 5.31. MORTGAGE BORROWER COVENANTS.

Borrower shall cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents (including, without limitation, those certain covenants regarding the maintenance of the Mortgage Interest Rate Cap Agreement and affirmative and negative covenants set forth in the Mortgage Loan Agreement) whether the Mortgage Loan has been repaid or the related Mortgage Loan Document has been otherwise terminated, unless otherwise consented to in writing by Lender (except to the extent such repayment or termination renders such repayment obligation no longer applicable). Borrower shall cause Mortgage Borrower to promptly notify Lender of all notices received by Mortgage Borrower under or in connection with the Mortgage Loan, including, without limitation, any notice by the Mortgage Lender to Mortgage Borrower of any default by Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed, and deliver to Lender a true copy of each such notice, together with any other consents, notices, requests between Mortgage Borrower and Mortgage Lender.

Section 5.32. MORTGAGE LOAN ESTOPPEL.

Borrower shall, or shall cause Mortgage Borrower to, use commercially reasonable efforts from time to time, to obtain from the Mortgage Lender such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents as may be reasonably requested by Lender. In the event or to the extent that Mortgage Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Mortgage Borrower and expressly representing to Lender the information requested by Lender regarding compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents. Borrower hereby indemnify Lender from and against all out-of-pocket liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Mortgage Loan which was misrepresented in any material respect in, or which warrants disclosure and was omitted from such estoppel executed by Borrower and Mortgage Borrower.

Section 5.33. DISTRIBUTIONS.

(a) Any and all dividends, including capital dividends, stock or liquidating dividends, distributions of property, redemptions or other distributions made by Mortgage Borrower on or in respect of any interests in Mortgage Borrower, and any and all cash and other property received in payment of the principal of or in redemption of or in exchange for any such interests (collectively, the “Distributions”), shall become part of the Collateral. Notwithstanding the foregoing, Lender expressly agrees that Borrower shall be permitted to distribute to its partners and shareholders any Distributions Borrower receives only upon the express condition that no Event of Default has occurred and is continuing under the Loan.

(b) If any Distributions shall be received by Borrower or any Affiliate of Borrower after the occurrence and during the continuance of an Event of Default, Borrower shall hold, or shall cause the same to be held, in trust for the benefit of Lender. Any and all revenue derived from the Property paid directly by tenants, subtenants or occupants of the Property shall be held and applied in accordance with the terms and provisions of the Mortgage Loan Agreement.

Section 5.34. REFINANCING OR PREPAYMENT OF THE MORTGAGE LOAN.

Neither Borrower nor Mortgage Borrower shall be required to obtain the consent of Lender to refinance the Mortgage Loan, provided that the Loan shall have been (or shall simultaneously be) paid in full in accordance with the terms of this Agreement (including any prepayment premiums and other amounts due and payable to Lender under the Loan Documents). Borrower shall cause Mortgage Borrower to obtain the prior written consent of Lender to enter into any other refinancing of the Mortgage Loan.

Section 5.35. ACQUISITION OF THE MORTGAGE LOAN.

(a) No Loan Party, Borrower Principal, or any Affiliate of any of them or any Person acting at any such Person’s request or direction, shall acquire or agree to acquire the lender’s interest in the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mortgage Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrower shall have failed to comply with the foregoing, then Borrower: (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Mortgage Loan Documents: (A) not to enforce the Mortgage Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly: (1) cancel the promissory note evidencing the Mortgage Loan, (2) reconvey and release the Lien securing the Mortgage Loan and any other collateral under the Mortgage Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents.

(b) Lender shall have the right at any time to acquire all or any portion of the Mortgage Loan or any interest in any holder of, or participant in, the Mortgage Loan without notice or consent of Borrower or any other Loan Party, in which event Lender shall have and may exercise all rights of Mortgage Lender thereunder (to the extent of its interest), including the right (i) to declare that the Mortgage Loan is in default and (ii) to accelerate the Mortgage Loan indebtedness, in accordance with the terms thereof and (iii) to pursue all remedies against any obligor under the Mortgage Loan Documents. In addition, Borrower hereby expressly agree that any claims, counterclaims, defenses, offsets, deductions or reductions of any kind which Mortgage Borrower or any other Person may have against Mortgage Lender relating to or arising out of the Mortgage Loan shall be the personal obligation of Mortgage Lender, and in no event shall Mortgage Borrower be entitled to bring, pursue or raise any such claims, counterclaims, defenses, offsets, deductions or reductions against Lender or any Affiliate of Lender or any other Person as the successor holder of the Mortgage Loan or any interest therein, provided that Mortgage Borrower may seek specific performance of its contractual rights under the Mortgage Loan Documents.

Section 5.36. MATERIAL AGREEMENTS.

(a) Borrower shall not, and shall not permit Mortgage Borrower or Mortgage SPE Component Entity to, enter into any Material Agreement without the consent of Lender not to be unreasonably withheld or delayed. Lender may condition its consent upon Mortgage Borrower also obtaining the consent of the Mortgage Lender, if required pursuant to the Mortgage Loan Agreement. Upon the reasonable request of Lender with respect to Material Agreements, Borrower shall, or shall cause Mortgage Borrower or Mortgage SPE Component Entity, as applicable, to deliver to Lender a recognition agreement from such service or material provider, among other things, providing for such Person’s continued performance should Lender become the owner of the Collateral. Each such Material Agreement and each recognition agreement relating thereto, shall be in form and substance reasonably acceptable to Lender in all respects, including the amount of the costs and fees thereunder.

(b) Except as specifically set forth herein, Borrower will not, and will not permit or cause Mortgage Borrower or Mortgage SPE Component Entity to, amend, modify, supplement, rescind or terminate any Material Agreement, without Lender’s reasonable approval, including the identity of the party to perform services under such agreement if such amendment, modification, supplement, rescission or termination would be materially adverse to any Loan Party or Lender. If a material or service provider under a Material Agreement is in default in its obligations thereunder to the extent entitling Borrower, Mortgage Borrower or Mortgage SPE Component Entity, as applicable, to rescind or terminate that agreement, then if Lender so requires (but not otherwise), Borrower will, or will cause the Mortgage Borrower or Mortgage SPE Component Entity to, promptly use all reasonable efforts to terminate that agreement and appoint a new party in its place, with such identity and terms of appointment approved by Lender.

(c) Borrower shall and shall cause Mortgage Borrower and Mortgage SPE Component Entity, as applicable, to observe and perform each and every term to be observed or performed by such Person under the Material Agreements the non-performance of which would cause a Material Adverse Effect.

Section 5.37. OTHER LIMITATIONS.

(a) Prior to the payment in full of the Debt, Borrower shall not and shall cause each Loan Party not to, without the prior written consent of Lender (which may be furnished or withheld at its reasonable discretion), give its consent or approval to any of the following actions or items:

(i) except as permitted by Lender herein (i) any prepayment in full of the Mortgage Loan, except as permitted by Section 2.4 of the Mortgage Loan Agreement, or (ii) any action in connection with or in furtherance of the foregoing;

(ii) the distribution to the partners, members or shareholders of Mortgage Borrower or Mortgage SPE Component Entity of property other than cash; or

(iii) except as permitted by the Mortgage Loan Documents, any determination to restore the Property after a Casualty or Condemnation.

(b) Prior to the payment in full of the Debt, and unless otherwise required pursuant to the Mortgage Loan Documents with respect to any modification or amendment to the Mortgage Loan Documents for which Mortgage Borrower is obligated to consent pursuant to the Mortgage Loan Documents, Borrower shall not and shall cause Mortgage Borrower not to, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to any modification or amendment in any material respect or a consolidation, interest rate, restatement, waiver or termination of any of the Mortgage Loan Documents.

Section 5.38. AFFILIATE TRANSACTION.

Except in connection with payments made to Manager pursuant to and in accordance with the Subordination of Management Agreement, none of Mortgage Borrower, Mortgage SPE Component Entity or Borrower shall pay, or permit the payment of, development fees, management fees, brokerage or leasing fees or commissions or any other compensation of any form whatsoever to Mortgage Borrower, Mortgage SPE Component Entity or Borrower or any direct or indirect partner, member, shareholder or Affiliate thereof, or request disbursement of funds from Lender or Mortgage Lender for such purpose, without the prior written consent of Lender. Any contracts or agreements relating to the Property in any manner between or among Borrower, Mortgage Borrower or Mortgage SPE Component Entity or their respective direct or indirect partners, members, shareholders or Affiliates, including the Management Agreement and any other agreement specifically related to the Property, the Collateral or Mortgage Borrower, Mortgage SPE Component Entity or Borrower (collectively, the “Affiliate Agreements”) shall be made on an arm’s-length basis; and the parties to each Affiliate Agreement shall acknowledge and agree that such agreement is terminable by Mortgage Borrower or Lender immediately upon notice, without the payment of any fee, penalty, premium or liability for future or accrued liabilities or obligations, if an Event of Default shall have occurred and be continuing. Following an Event of Default that is continuing, if requested by Lender in writing, Borrower shall, or shall cause the Mortgage Borrower or Mortgage SPE Component Entity to, terminate any existing Affiliate Agreement specified by Lender within five (5) Business Days after delivery of Lender’s request without payment of any penalty, premium, termination fee or any other amount which might be due and payable under such Affiliate Agreement. If such Affiliate Agreement is not terminated in accordance with the immediately preceding sentence, Lender shall have the right to terminate such Affiliate Agreement on behalf of and in the name of the Mortgage Borrower, Mortgage SPE Component Entity or Borrower, as applicable, and Borrower hereby releases and waives any claims against Lender arising out of Lender’s exercise of such authority.

Section 5.39. PERFORMANCE BY BORROWER.

(a) Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

(b) Borrower shall not cause or permit Mortgage Borrower to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower as of the date hereof without the prior written consent of Lender. Borrower shall cause Mortgage Borrower to provide Lender with a copy of any amendment, waiver, supplement, termination or other modification to the Mortgage Loan Documents within five (5) days after the execution thereof. Borrower shall not, and shall not permit any Loan Party not to, amend or modify the Organizational Documents of any Loan Party in any respect without Lender’s prior written consent.

Section 5.40. MORTGAGE LOAN RESERVE FUNDS.

Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds as more particularly set forth in Article 9 of the Mortgage Loan Agreement and to perform and comply with all terms and provisions relating thereto.

Section 5.41. THE OPERATING LEASE.

With respect to each Operating Lease, Borrower shall cause Mortgage Borrower to (i) pay all rents, additional rents and other sums required to be paid by Mortgage Borrower, under and pursuant to the provisions of each Operating Lease, (ii) diligently perform and observe all of the material terms, covenants and conditions of each Operating Lease on the part of Mortgage Borrower to be performed, (iii) promptly notify Lender of the giving of any notice under the applicable Operating Lease to Mortgage Borrower of any default by Mortgage Borrower, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under the applicable Operating Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt. Borrower shall not, without the prior consent of Lender, cause Mortgage Borrower to surrender the leasehold estate created by the applicable Operating Lease or terminate or cancel any Operating Lease or materially modify, change, supplement, alter or amend any Operating Lease, either orally or in writing, and if Mortgage Borrower shall default in the performance or observance of any material term, covenant or condition of any Operating Lease on the part of Mortgage Borrower, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Operating Lease on the part of Mortgage Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Mortgage Borrower in, to and under such Operating Lease shall be kept unimpaired and free from default; provided, however, that Lender shall have no such obligation to perform any such action.

ARTICLE 6

ENTITY COVENANTS

Section 6.1. SINGLE PURPOSE ENTITY/SEPARATENESS.

Until the Debt has been paid in full, Borrower represents warrants and covenants as follows:

(a) Borrower has not and will not:

(i) with respect to Borrower, engage in any business or activity other than the ownership and managing of the Collateral, and activities incidental thereto;

(ii) acquire or own any assets other than (A) the Collateral and (B) such incidental property as may be necessary for the operation of the Collateral;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its Organizational Documents;

(v) own any subsidiary, or make any investment in, any Person (other than Mortgage Borrower and Mortgage SPE Component Entity);

(vi) commingle its assets with the assets of any other Person (other than Mortgage Borrower and Mortgage SPE Component Entity);

(vii) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) liabilities incurred in the ordinary course of business relating to the ownership of the Collateral and the routine administration of Borrower, in amounts not to exceed $25,000 which liabilities are paid within sixty (60) days of the date incurred or the agreed date of repayment, whichever occurs later;

(viii) fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that such consolidated financial statements contain a footnote indicating that Borrower is a separate legal entity and that it maintains separate books and records;

(ix) enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to, or better than, those that would be available on an arm’s-length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii) make any loans or advances to any Person;

(xiii) fail to file its own tax returns or files a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Legal Requirements);

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv) [Reserved];

(xvi) if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of 100% of the managers of each SPE Component Entity (if any) (and if it is a corporation, without the unanimous written consent of 100% of its directors) in each instance, including, without limitation, each Independent Director, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate invoices and checks;

(xviii) [Reserved];

(xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;

(xx) violate or cause to be violated the assumptions made with respect to Borrower and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan; or

(xxi) fail to maintain a sufficient number of employees in light of its contemplated business operations.

(b) Borrower has not failed (i) to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and (ii) to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds. Borrower will not make any distributions to its equity owners if such distribution would render (i) Borrower inadequately capitalized for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations or (ii) Borrower insolvent or make Borrower unable to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds.

(c) If Borrower is a partnership or limited liability company, each general partner in the case of a general partnership, each general partner in the case of a limited partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower shall be a corporation or Delaware single member limited liability company whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 6.1(a)(iii) - (vi) and (viii) - (xxi), as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (v) will cause Borrower to comply with the provisions of this Section 6.1 and Section 6.4. Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation (or operating agreement in the case of a Delaware single member limited liability company) are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners. Notwithstanding the foregoing, to the extent Borrower is a single member Delaware limited liability company, so long as Borrower maintains such formation status, no SPE Component Entity shall be required with respect to Borrower, as applicable.

(d) In the event Borrower or any SPE Component Entity is a single member Delaware limited liability company, the limited liability company agreement of such Person (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the sole member of such Person (“Member”) to cease to be the member of such Person (other than (A) upon an assignment by Member of all of its limited liability company interest in such Person and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of such Person in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of such Person shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Person, automatically be admitted to such Person (“Special Member”) and shall continue such Person without dissolution and (ii) Special Member may not resign from such Person or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such Person as Special Member in accordance with requirements of Delaware law and (B) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of such Person upon the admission to such Person of a substitute Member, (ii) Special Member shall be a member of such Person that has no interest in the profits, losses and capital of such Person and has no right to receive any distributions of such Person assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to such Person and shall not receive a limited liability company interest in such Person, (iv) Special Member, in its capacity as Special Member, may not bind such Person and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Person, including, without limitation, the merger, consolidation or conversion of such Person; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to such Person of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to such Person as Special Member, Special Member shall not be a member of such Person.

Upon the occurrence of any event that causes the Member to cease to be a member of such Person, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Person, agree in writing (i) to continue such Person and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Person, effective as of the occurrence of the event that terminated the continued membership of Member of such Person in such Person. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of such Person and upon the occurrence of such an event, the business of such Person shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve such Person upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Person.

Borrower shall cause Mortgage Borrower to be and to continue to comply with the provisions of Section 6.1 of the Mortgage Loan Agreement.

Section 6.2. CHANGE OF NAME, IDENTITY OR STRUCTURE.

Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower, Mortgage Borrower, Mortgage SPE Component Entity, each SPE Component Entity (if any), or Borrower Principal, (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s, Mortgage Borrower’s or Mortgage SPE Component Entity’s structure, without first obtaining the prior written consent of Lender. In addition, Borrower shall not change or permit to be changed any Organizational Documents of Borrower, Mortgage Borrower, Mortgage SPE Component Entity or any SPE Component Entity (if any) if such change would adversely impact the covenants set forth in Section 6.1 and Section 6.4 hereof. Borrower authorizes Lender to file any financing statement or financing statement amendment required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Mortgage Borrower intend to operate the Properties, and representing and warranting that Mortgage Borrower does business under no other trade name with respect to the Properties. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.

Section 6.3. BUSINESS AND OPERATIONS.

Borrower will cause Mortgage Borrower to qualify to do business and will remain in good standing under the laws of the States as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

Section 6.4. INDEPENDENT DIRECTOR.

(a) The Organizational Documents of each SPE Component Entity (if any) shall provide that at all times there shall be, and Borrower shall cause there to be, at least two duly appointed members of the board of directors or managers (each an “Independent Director”) of such SPE Component Entity reasonably satisfactory to Lender each of whom are not at the time of such individual’s initial appointment, and shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as a director or manager of such SPE Component Entity, either (i) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a Special Member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, Borrower, such SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or affiliates; (ii) a customer or creditor of, or supplier to, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates who derives any of its purchases or revenue from its activities with Borrower or such SPE Component Entity or any Affiliate of any of them; (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer; or (iv) a member of the immediate family of any such shareholder, officer, director, partner, manager, member, employee, supplier, creditor or customer. Notwithstanding the foregoing, a natural person who would fail to satisfy any of the foregoing requirements solely as a result of such person serving as an Independent Director of an Affiliate of Borrower and receiving compensation for such services (including consideration paid to such person’s employer or any Affiliate thereof in respect of such services), shall not be disqualified from serving as an Independent Director of Borrower if such individual is an Independent Director provided by a nationally-recognized company that provides professional Independent Directors and such company also provides other corporate services in the ordinary course of its business. Furthermore, notwithstanding the foregoing, with respect to SPE Component Entity, fail at any time to have at least two independent directors (each an “Independent Director”) that is not and has not been for at least five (5) years: (a) a stockholder, director, officer, employee, partner, member, attorney or counsel of Mortgage Borrower, Borrower or of SPE Component Entity or any Affiliate of either of them; (b) a customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director as compensation for such director to serve as an Independent Director) from its activities with Mortgage Borrower, Borrower, SPE Component Entity or any Affiliate of either of them (a “Business Party”); (c) a person or other entity controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party. Notwithstanding the foregoing, no Independent Director shall also serve as an Independent Director (as such term is defined in the Mortgage Loan Agreement) for Mortgage Borrower or any SPE Component Entity (as such term is defined in the Mortgage Loan Agreement) of Mortgage Borrower.

(b) The organizational documents of each SPE Component Entity (if any) shall provide that the board of directors or managers of such SPE Component Entity shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires an unanimous vote of the board of directors or managers of such SPE Component Entity of Borrower unless at the time of such action there shall be at least two members of the board of directors or managers who are Independent Directors. Such SPE Component Entity will not, without the unanimous written consent of its board of directors or managers including each Independent Director, on behalf of itself or Borrower, (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Creditors Rights Laws; (ii) seek or consent to the appointment of a receiver, liquidator or any similar official; (iii) take any action that might cause such entity to become insolvent; or (iv) make an assignment for the benefit of creditors.

ARTICLE 7

NO SALE OR ENCUMBRANCE

Section 7.1. TRANSFER DEFINITIONS.

For purposes of this Article 7 an “Affiliated Manager” shall mean any managing agent in which Borrower, Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal, any SPE Component Entity (if any) or any affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest; “Control” shall mean the power to direct the management and policies of a Restricted Party, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; “Restricted Party” shall mean Borrower, Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal, any SPE Component Entity (if any), any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Mortgage Borrower, Borrower Principal, any SPE Component Entity (if any), any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.

Section 7.2. NO SALE/ENCUMBRANCE.

(a) Except as provided in Sections 2.5 and 7.3, Borrower shall not cause or permit a Sale or Pledge of any Individual Property or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party (in each case, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13, without the prior written consent of Lender.

(b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower or Mortgage Borrower agrees to sell an Individual Property or the Collateral, as applicable, or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.14; or (viii) any deed-in-lieu or consensual foreclosure relating to the Property with or for the benefit of Mortgage Lender or any Affiliate thereof.

Section 7.3. PERMITTED TRANSFERS.

Notwithstanding the provisions of Section 7.2, the following transfers shall not be deemed to be a Prohibited Transfer: (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party (other than Mortgage Borrower or Mortgage SPE Component Entity); (b) the transfer, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party (other than Borrower, Mortgage Borrower or Mortgage SPE Component Entity); provided, however, no such transfers shall result in a change in Control in the Restricted Party or change in control of any Individual Property, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer; (c) [Reserved]; and (d) the sale, transfer or issuance of stock in Capital Lodging or general or limited partner or member thereof provided such stock is listed on the New York Stock Exchange or such other nationally recognized stock exchange; notwithstanding anything to the contrary contained in this Section 7.3, Capital Lodging must continue to own and control, directly or indirectly, at least a 51% interest in Mortgage Borrower, Mortgage SPE Component Entity, SPE Component Entity, and Affiliated Manager. Notwithstanding the foregoing, any transfer that results in any Person owning in excess of forty-nine percent (49%) of the Ownership Interest in a Restricted Party shall comply with the requirements of Section 7.4 hereof.

Section 7.4. LIMITATION ON SECURITIES ISSUANCES.

Borrower shall cause Mortgage Borrower and Mortgage SPE Component Entity not to issue any partnership, limited liability membership or corporate interests or other securities other than those that have been issued as of the date hereof.

Section 7.5. LENDER’S RIGHTS.

Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and an assumption of the Note and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) receipt of payment of a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan and all of Lender’s out-of-pocket expenses incurred in connection with such Prohibited Transfer, (c) receipt of written confirmation from the Rating Agencies that the Prohibited Transfer will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings issued in connection with a Securitization, or if a Securitization has not occurred, any ratings to be assigned in connection with a Securitization, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Article 6) and the other Loan Documents, (e) a new manager for the Properties and a new management agreement satisfactory to Lender, and (f) the satisfaction of such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All out-of-pocket expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer. Notwithstanding anything to the contrary contained in this Section 7.5, in the event a substantive non-consolidation opinion was delivered to Lender and the Rating Agencies in connection with the closing of the Loan, and if any Sale or Pledge permitted under this Article 7 results in any Person and its Affiliates not owning in excess of 49% of the Ownership Interest in a Restricted Party on the Closing Date owning in excess of forty-nine percent (49%) of the ownership interests in a Restricted Party, Borrower shall, prior to such transfer, and in addition to any other requirement for Lender consent contained herein, deliver a revised substantive non-consolidation opinion to Lender reflecting such Prohibited Transfer, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

Section 7.6. ASSUMPTION.

Notwithstanding the foregoing provisions of this Article 7, following the date which is six (6) months from the Closing Date, Lender shall not unreasonably withhold consent to a transfer of the Properties in its entirety to, and the related assumption of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a) no Default or Event of Default has occurred;

(b) Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $25,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Properties, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c) Borrower shall have paid to Lender, concurrently with the closing of such Transfer, (i) a non-refundable assumption fee in an amount equal to one percent (1.0%) of the then outstanding principal balance of the Note and (ii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with the transfer;

(d) Borrower shall cause the Transferee of the Property to create a new parent company special purpose entity satisfying all of the requirements of Section 6.1 hereof which shall assume all of the obligations of the Borrower under the Loan, pursuant to such documentation reasonably acceptable to the Lender, which Transferee shall own all of the ownership interests in the new property owner(s)/mortgage borrower(s);

(e) Borrower shall cause the Transferee to execute and deliver a pledge agreement in substantially the same form as the Pledge Agreement in respect of the ownership interests in the new property owner(s)/mortgage borrower(s) (such interests shall otherwise comply with the requirements of the Loan Documents and be substantially identical in structure, form and substance as the Collateral delivered at closing of the Loan);

(f) Borrower shall cause the Transferee to authorize Lender to file such UCC Financing Statements required by Lender with respect to the substitute Collateral;

(g) Borrower shall deliver, at its sole cost and expense, a UCC Title Insurance Policy insuring the new pledge agreement as a valid first lien on the ownership interest pledged thereunder and substantially identical to the UCC Title Insurance Policy delivered at the closing of the Loan;

(h) Borrower shall cause Transferee to provide opinion letters in substantially the same form and substance as such opinion letters delivered at the closing of the Loan (including enforcement and perfection opinions and a substantive con-consolidation opinion of Transferee and its constituent entities, which law firms and opinions shall be reasonably satisfactory to Lender;

(i) The Transferee shall receive an updated Owner’s Title Policy reasonably acceptable to Lender and in amount at least equal to the amount of the existing Owner’s Title Policy; and

(j) Borrower shall cause the Transferee to execute and deliver such other replacement loan and closing documents in substantially the same forms as the Loan Documents and such other closing documents as reasonably requested by Lender;

(k) The Transferee shall be a Qualified Entityholder or wholly owned and controlled by a Qualified Entityholder;

(l) The Property shall be managed by a Qualified Manager following such transfer; and

(m) Mortgage Borrower shall have complied with the requirements of Article 7 of the Mortgage Loan Agreement.

A consent by Lender with respect to a transfer of the Properties in their entirety to, and the related assumption of the Loan by, a Transferee pursuant to this Section 7.5 shall not be construed to be a waiver of the right of Lender to consent to any subsequent transfer of the Properties or any part thereof.

Notwithstanding the foregoing, in no event shall Lender consent to any assumption of the Loan occurring prior to a Securitization if the consideration to be paid by the transferee to Borrower, as determined by Lender, is less than $161,000,000.00.

ARTICLE 8

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 8.1. INSURANCE.

(a) Borrower shall cause Mortgage Borrower to maintain at all times during the term of the Loan the insurance required under Section 8.1 of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Lender to be named as an additional named insured under each of the insurance policies described in Section 8.1(a)(ii), (iii), (v), (vii), (viii) and (ix) of the Mortgage Loan Agreement. In addition, Borrower shall cause Lender to be named as a named insured together with Mortgage Lender, as their interest may appear, under the insurance policies required under Section 8.1(a)(i), (iv) and (vi) of the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 8.1 to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material changes. Not less than thirty (30) days prior to the expiration dates of the Policies (as such term is defined in the Mortgage Loan Agreement) theretofore furnished to Lender pursuant to the terms hereof, certified copies of the Policies marked “premium paid” (or in lieu of the foregoing, Acceptable Evidence of Insurance) accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder shall be delivered by Borrower to Lender.

(b) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with prior notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Collateral, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Pledge Agreement and shall bear interest at the Default Rate.

(c) For purposes of this Agreement, Lender shall have the same approval rights over the insurance referred to above (including, without limitation, the insurers, deductibles and coverages thereunder, the right to require other reasonable insurance pursuant to Section 8.1(a)(x) of the Mortgage Loan Agreement as are provided in favor of the Mortgage Lender in the Mortgage Loan Agreement. All liability insurance provided for in the Mortgage Loan Agreement shall provide insurance with respect to the liabilities of both the Mortgage

Borrower and the Borrower. The insurance policies delivered pursuant to the Mortgage Loan Agreement shall include endorsements of the type described in Section 8.1(e) thereof, but pursuant to which Lender shall have the same rights as the Mortgage Lender as referred to in such Section 8.1(e).

(d) In the event that the Mortgage Loan has been paid in full, except upon the occurrence and continuance of an Event of Default, Borrower shall permit Mortgage Borrower to settle any insurance or condemnation claims with respect to the insurance proceeds or condemnation awards which in the aggregate are less than or equal to $200,000 for the Property. Lender shall have the exclusive right to participate in and reasonably approve any settlement for insurance or condemnation claims with respect to the insurance proceeds or condemnation awards which in the aggregate are equal to or greater than $200,000 for the Property. If an Event of Default shall have occurred and be continuing, Borrower hereby irrevocably empowers Lender, in the name of Mortgage Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim and to collect and to make receipt for any such payment.

Section 8.2. CASUALTY.

If any Individual Property shall sustains a Casualty, Borrower shall cause Mortgage Borrower to give prompt notice of such Casualty to Lender and shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the Individual Property in accordance with Section 8.4 of the Mortgage Loan Agreement, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4 of the Mortgage Loan Agreement. Borrower shall cause Mortgage Borrower to pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 8.3. CONDEMNATION.

Borrower shall cause Mortgage Borrower to give Lender prompt notice of any actual or threatened Condemnation of any Individual Property of which Borrower has knowledge and shall cause Mortgage Borrower to deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time cause Mortgage Borrower to deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall cause Mortgage Borrower, at Borrower’s expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

Section 8.4. RESTORATION.

(a) Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 8.4 of the Mortgage Loan Agreement in connection with a restoration of the Property after a Casualty or Condemnation. If any Insurance Proceeds or Condemnation

Awards are to be disbursed by Mortgage Lender for restoration, Borrower shall deliver or cause to be delivered to Lender copies of all written correspondence delivered to and received from Mortgage Lender that relates to the restoration and release of the Insurance Proceeds or Condemnation Awards.

(b) Notwithstanding any provision in this Agreement to the contrary, all Insurance Proceeds and Condemnation Award will be made available to Mortgage Borrower in accordance with the Mortgage Loan Agreement. To the extent that Section 8.4 of the Mortgage Loan Agreement conflicts with any provision of this Agreement, the provisions of Section 8.4 of the Mortgage Loan Agreement will apply. In the event the Mortgage Loan has been paid in full and Lender receives any Insurance Proceeds or Condemnation Awards, Lender shall either apply such proceeds to the Debt or for the restoration of the Property in accordance with the same terms and conditions contained in Section 8.4 of the Mortgage Loan Agreement.

Section 8.5. RIGHTS OF LENDER.

For purposes of this Article 8, Borrower shall obtain the approval of Lender, for each matter requiring the approval of Mortgage Lender under the provisions of Sections 8.4 of the Mortgage Loan Agreement, with each reference in any such provisions to the “Loan” to include the Mortgage Loan and the Loan, and the reference in any such provisions to the “Maturity Date” to mean the Maturity Date, as defined herein. If the Mortgage Lender does not require the deposit by the Mortgage Borrower of the Net Proceeds Deficiency pursuant to Section 8.4(b)(vi) of the Mortgage Loan Agreement, Lender shall have the right to demand that Borrower make a deposit of said Net Proceeds Deficiency in accordance with the terms of such Section (as if each reference therein to “Borrower” and “Lender” referred to Borrower and Lender, respectively).

ARTICLE 9

RESERVE FUNDS

Section 9.1. REQUIRED REPAIRS.

(a) Borrower shall, or shall cause Mortgage Borrower to, perform the Required Repairs in accordance with all of the terms and conditions set forth in Section 9.1 of the Mortgage Loan Agreement.

(b) In the event (i) Mortgage Lender waives the requirement of Mortgage Borrower to maintain a Required Repair Account (or to make deposits therein) pursuant to the terms of Section 9.1 of the Mortgage Loan Agreement or (ii) the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain an escrow that would operate in the same way as the Required Repair Account described in Section 9.1 of the Mortgage Loan Agreement.

Section 9.2. REPLACEMENTS.

(a) Borrower shall, or shall cause Mortgage Borrower to comply with all of the terms and conditions set forth in Section 9.2 of the Mortgage Loan Agreement.

(b) In the event (i) Mortgage Lender waives the requirement of Mortgage Borrower to maintain a Replacement Repair Account (or to make deposits therein) pursuant to the terms of Section 9.2 of the Mortgage Loan Agreement or (ii) the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain an escrow that would operate in the same way as the Replacement Repair Account described in Section 9.2 of the Mortgage Loan Agreement.

Section 9.3. INTENTIONALLY DELETED.

Section 9.4. INTENTIONALLY DELETED.

Section 9.5. INTENTIONALLY DELETED.

Section 9.6. TAX AND INSURANCE RESERVE FUNDS.

(a) Borrower shall, or shall cause Mortgage Borrower to comply with all of the terms and conditions set forth in Section 9.6 of the Mortgage Loan Agreement.

(b) In the event (i) Mortgage Lender waives the requirement of Mortgage Borrower to maintain a Tax and Insurance Reserve Account (or to make deposits therein) pursuant to the terms of Section 9.6 of the Mortgage Loan Agreement or (ii) the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain an escrow that would operate in the same way as the Replacement Repair Account described in Section 9.6 of the Mortgage Loan Agreement.

Section 9.7. INTENTIONALLY DELETED.

Section 9.8. INTENTIONALLY DELETED.

Section 9.9. INTENTIONALLY DELETED.

Section 9.10. INTENTIONALLY DELETED.

Section 9.11. RESERVE FUNDS GENERALLY.

(a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and the Reserve Accounts and any and all monies now or hereafter deposited in each Reserve Fund and related Reserve Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the related Reserve Accounts shall constitute additional security for the Debt.

(b) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt to the extent due and payable in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d) The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund.

(e) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or related Reserve Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the related Reserve Accounts or the performance of the obligations for which the Reserve Funds or the related Reserve Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender, as further security for the Debt, all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Reserve Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE 10

CASH MANAGEMENT

Section 10.1. LOCKBOX ACCOUNT AND CASH MANAGEMENT ACCOUNT.

(a) During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Mortgage Lender, which Lockbox Account shall be under the sole dominion and control of Mortgage Lender. Except as otherwise provided in the Mortgage Loan Agreement, Mortgage Lender and its servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Mortgage Borrower.

(b) Borrower shall cause Mortgage Borrower to deliver irrevocable written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall cause Mortgage Borrower to deposit all amounts received by Mortgage Borrower or Manager constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof.

(c) In the event of a Cash Management Period, Borrower shall cause Mortgage Borrower to obtain from Lockbox Bank its agreement to transfer to the Cash Management Account (as defined below) in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day for as long as the Cash Management Period is continuing and existing in accordance with the terms of Section 10.2(c) of the Mortgage Loan Agreement.

(d) The Lockbox Account shall be an Eligible Account and shall not be commingled with other monies held by Mortgage Borrower or Lockbox Bank.

(e) Borrower shall not permit or cause Mortgage Borrower to further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Mortgage Lender as the secured party, to be filed with respect thereto.

Section 10.2. CASH MANAGEMENT ACCOUNT.

During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain a segregated Eligible Account (the “Cash Management Account”) for the benefit of Mortgage Lender, which Cash Management Account shall be under the sole dominion and control of Mortgage Lender. Borrower will not cause or permit Mortgage Borrower in any way to alter or modify the Cash Management Account and will notify Lender of the account number thereof. Mortgage Lender and its servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Mortgage Borrower. Borrower shall direct or cause Mortgage Borrower to direct that all cash distributions from the Cash Management Account to be paid to Lender in accordance with the Mortgage Loan Agreement (including the Net Liquidation Proceeds After Debt Service) be deposited into an account specified by Lender. In the event Mortgage Lender waives the requirement of Mortgage Borrower to maintain the Cash Management Account or the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain a cash management account that would operate in the same way as the Cash Management Account, provided that Lender has obtained written consent from the Mortgage Lender in the event the Mortgage Loan is still outstanding.

ARTICLE 11

EVENTS OF DEFAULT; REMEDIES

Section 11.1. EVENT OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) if any portion of the Debt is not paid on or prior to the date the same is due or if the entire Debt is not paid on or before the Maturity Date; provided, however, with respect to any failure by Borrower to pay any regularly scheduled installment of interest hereunder when due (other than any installment of interest or any other amount due on the Maturity Date) and up to one (1) time during any loan year and not more than three (3) times during the term of the Loan, Borrower shall have two (2) Business Days after receipt of written notice thereof from Lender in which to cure such Event of Default (which cure shall include payment of the late payment charge and interest on such past due amount calculated at the Default Rate from the date such amount was originally due), after which time Lender may, at its option and without further notice, exercise any of its rights and remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity; provided, further, that with respect to any failure by Borrower to pay any other portion of the Debt (other than the any installment of interest or any other amount due on the Maturity Date), Borrower shall have five (5) days after receipt of written notice thereof from Lender in which to cure such Event of Default, after which time Lender may, at its option and without further notice, exercise any of its rights and remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity; provided, further however, Borrower shall not be in default so long as there is sufficient money in the Cash Management Account, or Reserve Accounts for payment of all amounts then due and payable under the Mortgage Loan and the Loan (including any deposits into the Mortgage Reserve Accounts and Reserve Accounts) and Mortgage Lender’s access to such money has not been constrained or constricted in any manner and Borrower makes such payment which is due and payable within five (5) days of receipt of notice from Lender;

(b) except as otherwise expressly provided in the Loan Documents, if any of the Taxes or Other Charges are not paid when the same are due and payable, unless there is sufficient money in the Tax and Insurance Reserve Account maintained under the Mortgage Loan Agreement for payment of amounts then due and payable and Mortgage Lender’s access to such money has not been constrained or restricted in any manner;

(c) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender as provided in Section 8.1;

(d) if Borrower breaches any covenant with respect to itself or any SPE Component Entity (if any) contained in Article 6 or any covenant contained in Article 7 hereof;

(e) if any representation or warranty of, or with respect to, Borrower, Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal, Ground Lessor, any SPE Component Entity, or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made;

(f) if (i) Borrower, Mortgage Borrower, Mortgage SPE Component Entity or any managing member or general partner of Borrower, Mortgage SPE Component Entity, Borrower Principal or any SPE Component Entity (if any) shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Mortgage Borrower, Mortgage SPE Component Entity, any managing member or general partner of Borrower, Mortgage SPE Component Entity, Borrower Principal, or any SPE Component Entity (if any) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, Mortgage Borrower, Mortgage SPE Component Entity, any managing member or general partner of Borrower, Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Borrower, Mortgage Borrower, Mortgage SPE Component Entity, any managing member or general partner of Borrower, Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Borrower, Mortgage Borrower, Mortgage SPE Component Entity, any managing member or general partner of Borrower, Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal, or any SPE Component Entity (if any) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, Mortgage Borrower, Mortgage SPE Component Entity, any managing member or general partner of Borrower, Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal, or any SPE Component Entity (if any) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g) if the Collateral becomes subject to a Lien (other than Liens created by the Loan Documents) and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days;

(h) if Borrower shall be in default beyond applicable notice and grace or cure periods under any other pledge agreement covering any part of the Collateral, whether it be superior or junior in lien to the Collateral;

(i) if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days, subject to Borrower’s right to contest such Lien in the same manner as contesting Taxes and Other Charges set forth in Section 5.4;

(j) if any federal tax lien is filed against Borrower, Mortgage Borrower, Mortgage SPE Component Entity, any member or general partner of Borrower, Mortgage SPE Component Entity, Borrower Principal, or any SPE Component Entity (if any) or any Individual Property and same is not discharged of record within thirty (30) days after same is filed; provided, however, that Borrower shall have the right to contest such federal tax lien in the same manner set forth in Section 5.4(b) with respect to contesting taxes;

(k) if a judgment, not covered by any insurance required to be maintained under the Mortgage Loan Documents, is filed against the Borrower, Mortgage Borrower or Mortgage SPE Component Entity in excess of $50,000 which is not vacated or discharged within 30 days;

(l) if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;

(m) if Mortgage Borrower shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any term of any REA shall be modified or supplemented without Lender’s prior written consent; or Borrower shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA; provided that the foregoing shall not constitute an Event of Default if a replacement REA is entered into concurrently with such termination, cancellation, or non-renewal on terms reasonably acceptable to Lender;

(n) if Borrower breaches any of its covenants contained in Section 5.23;

(o) if Mortgage Borrower fails to pay the Ground Rent or any additional rent or other charge mentioned in or made payable by any Ground Lease when said rent or other charge is due and payable;

(p) [Reserved];

(q) if there shall occur any default by Mortgage Borrower, as tenant under any Ground Lease, in the observance or performance of any term, covenant or condition of such Ground Lease on the part of Mortgage Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by such Ground Lease shall be surrendered or if such Ground Lease shall cease to be in full force and effect or such Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of such Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(r) in the event the applicable Operating Lease has not been terminated in accordance with the terms hereof, if there shall occur any default under the Operating Lease, in the observance or performance of any term, covenant or condition of the Operating Lease to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided or if the leasehold estate created by the Operating Lease shall be surrendered or if the Operating Lease shall cease to be in full force and effect or the Operating Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of the Operating Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(s) if a default has occurred and continues beyond any applicable cure period under the Franchise Agreement, and such default permits a party to terminate or cancel the Franchise Agreement, unless the Franchisor has waived such default;

(t) if Mortgage Borrower ceases to operate a hotel on any Individual Property (which has not been sold in accordance with the provisions of this Agreement) or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to an Individual Property or restoration of the Individual Property after Casualty or Condemnation);

(u) if Borrower caused Mortgage Borrower to terminate or cancel the Franchise Agreement or operates the Property under the name of any hotel chain or system other than as set forth on Schedule VII with respect to the applicable Individual Property set forth therein, without Lender’s prior written consent;

(v) if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents for more than ten (10) days after notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of sixty (60) days;

(w) in the event that the long term credit rating of the Issuing Bank falls below the Minimum L/C Rating and Borrower fails to deliver to Lender within thirty (30) days thereof a Letter of Credit in an amount equal to the amount of the Letter of Credit being replaced from an Issuing Bank having a credit rating of no less than the Minimum L/C Rating, unless such Letter of Credit is replaced with cash in accordance with the terms hereof within such thirty (30) day period;

(x) if any Letter of Credit is not renewed, replaced or substituted with cash or a replacement Letter of Credit in accordance with the terms hereof thirty (30) days prior to the expiration date of such Letter of Credit;

(y) if the Liens created pursuant to any Loan Document shall cease to be a fully enforceable first priority security interest; or

(z) if a Mortgage Loan Event of Default shall occur or if Mortgage Borrower enters into or otherwise suffers or permits any amendment, waiver, supplement, termination, extension, renewal, replacement or other modification of any Mortgage Loan Document without the prior written consent of Lender, which consent shall not be unreasonably withheld.

Section 11.2. REMEDIES.

(a) a) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 11.1(f) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents and any or all of the Collateral and may exercise all the rights and remedies a secured party under the Uniform Commercial Code against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 11.1(f) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

(c) Any amounts recovered from the Collateral after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 11.3. RIGHTS TO CURE DEFAULTS.

(a) Upon the occurrence and during the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, make any payment or do any act required of Borrower hereunder in such manner and to such extent as Lender may deem necessary to protect the security hereof. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 11.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after notice from Lender that such cost or expense was incurred to the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(b) Upon the occurrence and during the continuance of any Event of Default, Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Organizational Documents of Mortgage Borrower (a) to cure a Mortgage Loan Event of Default and (b) to satisfy any Liens, claims or judgments against the Property (except for Liens permitted by the Mortgage Loan Documents), in the case of either (a) or (b), unless Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure to Lender’s sole satisfaction. Borrower shall reimburse Lender on demand for any and all third party costs actually incurred by Lender in connection with curing any such Mortgage Loan Event of Default or satisfying any Liens, claims or judgments against any Property.

Section 11.4. REMEDIES CUMULATIVE; WAIVERS.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE 12

ENVIRONMENTAL PROVISIONS

Section 12.1. ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants, based upon an Environmental Report of each Individual Property and information that Borrower knows or should reasonably have known, that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any Individual Property, except those that are both (i) in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) either (A) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate such Individual Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing pursuant to an Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation by a Governmental Authority in, on, under or from any Individual Property except as described in the Environmental Report; (c) there is no threat of any Release of Hazardous Materials migrating to any Individual Property except as described in the Environmental Report; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Properties except as described in the Environmental Report; (e) Borrower does not know of, and has not received and Mortgage

Borrower has not received, any written or oral notice or other communication from any Person relating to Hazardous Materials in, on, under or from any Individual Property; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Properties known to Borrower or Mortgage Borrower or contained in Borrower’s or Mortgage Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Properties and/or to the environmental condition of the Properties.

Section 12.2. ENVIRONMENTAL COVENANTS.

Borrower covenants and agrees that so long as Borrower owns, manages, is in possession of, or otherwise controls the operation of any Individual Property: (a) all uses and operations on or of the Properties, whether by Borrower, Mortgage Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Materials in, on, under or from the Properties; (c) there shall be no Hazardous Materials in, on, or under the Properties, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (ii) (A) in amounts not in excess of that necessary to operate the applicable Individual Property for the purposes set forth herein or (B) fully disclosed to and approved by Lender in writing; (d) Borrower shall cause Mortgage Borrower to keep the Properties free and clear of all Environmental Liens; (e) Borrower shall cause Mortgage Borrower, at Borrower’s sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 12.4 below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Borrower shall cause Mortgage Borrower, at Borrower’s sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Properties, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that an Individual Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Properties; and (ii) comply with any Environmental Law; (h) Borrower shall cause Mortgage Borrower not to allow any tenant or other user of any Individual Property to violate any Environmental Law; and (i) Borrower shall immediately notify Lender in writing after it or Mortgage Borrower has become aware of (A) any Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards the Properties; (B) any non-compliance with any Environmental Laws related in any way to the Properties; (C) any actual or potential Environmental Lien against any Individual Property; (D) any required or proposed remediation of environmental conditions relating to any Individual Property; and (E) any written or oral notice or other communication of which Borrower or Mortgage Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials. Any failure of Borrower to perform its obligations pursuant to this Section 12.2 shall constitute bad faith waste with respect to the Properties.

Section 12.3. LENDER’S RIGHTS.

Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Properties at all reasonable times to assess any and all aspects of the environmental condition of the Properties and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole discretion) and, if Lender reasonably believes that any Individual Property contains Hazardous Materials, taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cause Mortgage Borrower to cooperate with and provide access to Lender and any such person or entity designated by Lender.

Section 12.4. OPERATIONS AND MAINTENANCE PROGRAMS.

If recommended by the Environmental Report or any other environmental assessment or audit of any Individual Property, Borrower shall cause Mortgage Borrower to establish and comply with an operations and maintenance program with respect to such Individual Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender, which program shall address any asbestos-containing material or lead based paint that may now or in the future be detected at or on such Individual Property. Without limiting the generality of the preceding sentence, Lender may require (a) periodic notices or reports to Lender in form, substance and at such intervals as Lender may specify, (b) an amendment to such operations and maintenance program to address changing circumstances, laws or other matters, (c) at Borrower’s sole expense, supplemental examination of the Properties by consultants specified by Lender, (d) access to the Properties by Lender, its agents or servicer, to review and assess the environmental condition of the Properties and Borrower’s compliance with any operations and maintenance program, and (e) variation of the operations and maintenance program in response to the reports provided by any such consultants.

Section 12.5. ENVIRONMENTAL DEFINITIONS.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or any Individual Property and relate to Hazardous Materials or protection of human health or the environment. “Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person. “Environmental Report” means the written reports resulting from the environmental site assessments of any Individual Property delivered to Lender in connection with the Loan. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on any Individual Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law. “Release” of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

Section 12.6. INDEMNIFICATION.

(a) Borrower and Borrower Principal covenant and agree at their sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (i) any presence of any Hazardous Materials in, on, above, or under any Individual Property; (ii) any past, present or threatened Release of Hazardous Materials in, on, above, under or from any Individual Property; (iii) any activity by Borrower or Mortgage Borrower, any Person affiliated with Borrower or Mortgage Borrower, and any Tenant or other user of an Individual Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from an Individual Property of any Hazardous Materials at any time located in, under, on or above an Individual Property or any actual or proposed remediation of any Hazardous Materials at any time located in, under, on or above an Individual Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (iv) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with any Individual Property or operations thereon, including but not limited to any failure by Borrower or Mortgage Borrower, any person or entity affiliated with Borrower or Mortgage Borrower, and any tenant or other user of any Individual Property to comply with any order of any Governmental Authority in connection with any Environmental Laws; (v) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering any Individual Property; (vi) any acts of Borrower, Mortgage Borrower, any person or entity affiliated with Borrower or Mortgage Borrower, and any tenant or other user of any Individual Property in (A) arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials at any facility or incineration vessel containing such or similar Hazardous Materials or (B) accepting any Hazardous Materials for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for remediation; and (vii) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement relating to environmental matters.

(b) Upon written request by any Indemnified Party, Borrower, Mortgage Borrower and Borrower Principal shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower, Mortgage Borrower and Borrower Principal shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

(c) Notwithstanding the foregoing, Borrower, Mortgage Borrower and Borrower Principal shall have no liability for any Losses imposed upon or incurred by or asserted against any Indemnified Parties and described in subsection (a) above to the extent that Borrower or Borrower Principal can conclusively prove both that such Losses were caused by actions, conditions or events that occurred after the date that Lender (or any purchaser at a foreclosure sale) actually acquired title to the Properties and that such Losses were not caused by the direct or indirect actions of Borrower, Mortgage Borrower, Borrower Principal, or any partner, member, principal, officer, director, trustee or manager of Borrower, Mortgage Borrower or Borrower Principal or any employee, agent, contractor or Affiliate of Borrower or Borrower Principal. The obligations and liabilities of Borrower, Mortgage Borrower and Borrower Principal under this Section 12.6 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of any Mortgage.

ARTICLE 13

SECONDARY MARKET

Section 13.1. TRANSFER OF LOAN.

Lender may, at any time, sell, transfer, pledge or assign the Loan Documents, or grant participations therein (any such sale, transfer, pledge or assignment being collectively referred to as “Participations”) or syndicate the Loan (“Syndication”) or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (“Securities”) (a Syndication or the issuance of Participations and/or Securities, a “Securitization”).

Section 13.2. DELEGATION OF SERVICING.

At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such servicer/trustee.

Section 13.3. DISSEMINATION OF INFORMATION.

Lender may forward to each purchaser, transferee, assignee, pledgee or servicer of, and each participant, or investor in, the Loan, or any Participations and/or Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency rating the Loan, or any Participations and/or Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans (the “Disclosure Parties”), all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, Mortgage Borrower, Mortgage SPE Component Entity, any

managing member or general partner thereof, Borrower Principal, any SPE Component Entity (if any) and the Properties, including financial statements, whether furnished by Borrower, Mortgage Borrower or otherwise, as Lender determines necessary or desirable (the “Loan File Information”). Each Investor shall only be permitted to disseminate any Loan File Information in connection with any purpose related to its ownership of its interest in the Loan, provided however, any Investor or Disclosure Party may disclose the Loan File Information to any subsequent Investor or Disclosure Party in connection with a purchase, sale, transfer or assignment of all or any portion of the Loan. Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to, except as set forth in the immediately preceding sentence, any right of privacy.

Section 13.4. COOPERATION.

At the reasonable request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower and Borrower Principal shall use reasonable efforts to provide information not in the possession of the holder of the Note in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with such sales or transfers, including, without limitation, to:

(a) provide updated financial, budget and other information with respect to the Properties, Borrower, Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal and Manager and provide modifications and/or updates to the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of the Properties obtained in connection with the making of the Loan (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b) make changes to the Organizational Documents of Borrower, any SPE Component Entity and their respective principals;

(c) at Borrower’s expense, cause counsel to render or update existing opinion letters as to enforceability and non-consolidation, and a 10b-5 comfort letter, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, which shall be dated as of the closing date of the Securitization;

(d) permit site inspections, appraisals, market studies and other due diligence investigations of the Properties, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization;

(e) make the representations and warranties with respect to the Properties, Borrower, Borrower Principal and the Loan Documents as are made in the Loan Documents and such other representations and warranties as may be reasonably requested by the holder of the Note or the Rating Agencies;

(f) execute such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate or the stated maturity, except in connection with a bifurcation of the Loan which may result in varying LIBOR Rates for each component thereof, but which shall have the same initial weighted average coupon of the LIBOR Rate, or (ii) in the reasonable judgment of Borrower, modify or amend any other material economic term of the Loan, or (iii) in the reasonable judgment of Borrower, materially increase Borrower’s obligations and liabilities, or materially decrease the rights, under the Loan Documents;

(g) deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of the Borrower certifying as to the accuracy, as of the closing date of the Securitization, of all representations made by Borrower in the Loan Documents as of the Closing Date in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate as of the closing date of the Securitization, and (ii) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the closing date of the Securitization;

(h) have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors;

(i) execute modifications to the Loan Documents changing the interest rate for the Loan and the Mezzanine Loan, provided that the initial weighted average of the interest rate spreads for the Loan and the Mezzanine Loan after such modification shall not exceed the weighted average of the interest rate spreads for the Loan and the Mezzanine Loan immediately prior to such modification. The Borrower and Borrower Principal shall also provide opinions and title insurance reasonably necessary to effectuate the same; and

(j) cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies.

Upon Lender’s modification of the Selected Day pursuant to the terms of Section 2.2(d) above, Borrower and Borrower Principal shall promptly deliver to Lender such modifications to the Rate Cap and the Collateral Assignment of Interest Rate Cap reasonably required by Lender as result of such designation.

All reasonable third party costs and expenses incurred by Borrower in connection with Borrower’s complying with the requests and requirements made under this Section 13.4 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Borrower, provided such costs and expenses (together with any cost and expenses incurred by Borrower pursuant to Section 13.6 hereof and any costs incurred by Mortgage Borrower pursuant to Section 13.4 and 13.6 of the Mortgage Loan Agreement) shall not exceed $25,000 in the aggregate. Notwithstanding the foregoing, Borrower shall not be obligated to pay for any modification and/or any update to any appraisal of any Individual Property requested pursuant to Section 13.4(a). The limitation on costs and expenses set forth in this paragraph shall in no way reduce or vitiate any of Borrower’s performance obligations set forth in this Section 13.4, provided Lender reimburses Borrower for any such costs incurred by Borrower (or Mortgage Borrower) which exceed $25,000.00.

In the event that Borrower requests any consent or approval hereunder and the provisions of this Agreement or any Loan Documents require the receipt of written confirmation from each Rating Agency with respect to the rating on the Securities, or, in accordance with the terms of the transaction documents relating to a Securitization, such a rating confirmation is required in order for the consent of Lender to be given, Borrower shall pay all of the costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation.

Section 13.5. SECURITIZATION INDEMNIFICATION.

(a) Borrower and Borrower Principal understand that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement, offering memorandum or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Borrower Principal will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower and Borrower Principal agree to provide in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower and Borrower Principal have carefully examined such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan), as applicable, including without limitation, the sections entitled “Special Considerations,” and/or “Risk Factors,” and “Certain Legal Aspects of the Mortgage Loan,” or similar sections, and all sections relating to Borrower, Borrower Principal, Manager, their Affiliates, the Loan, the Loan Documents and the Properties, and any risks or special considerations relating thereto, and that, to the best of Borrower’s knowledge except as identified by Borrower, such sections (and any other sections reasonably requested by Lender (collectively, the “Disclosed Materials”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 13.5, Lender hereunder shall include its officers and directors) and the Affiliate of Lender that (i) has filed the registration statement, if any, relating to the Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Disclosed Materials or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the Disclosed Materials or necessary in order to make the statements in the Disclosed Materials or in light of the circumstances under which they were made, not misleading (collectively the “Securities Liabilities”) and (C) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Securities Liabilities arise out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower or Borrower Principal in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower or Borrower Principal, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Properties but excluding any Projections made in good faith by Borrower. This indemnity agreement will be in addition to any liability which Borrower and Borrower Principal may otherwise have. Moreover, the indemnification provided for in Clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower and Borrower Principal or their Affiliates if Borrower or Borrower Principal do not provide the indemnification certificate. The foregoing indemnity with respect to any untrue statement or misstatement contained in, or omission from, preliminary Disclosure Documents shall not inure to the benefit of any member of the Issuer Group or the Underwriting Group (or any person controlling such Issuer Group or Underwriting Group) from whom the Person asserting any such Loss purchased any securities which are the subject thereof if Borrower shall sustain the burden of proving that any such Loss resulted from the fact that such Person was not provided with a copy of the final Disclosure Documents at or prior to the written confirmation of the sale of such securities to such Person and the Loss resulted from untrue statement or misstatement contained in, or omission from, the preliminary Disclosure Documents that were corrected in the final Disclosed Documents. The indemnity set forth in this Section 13.5 shall not apply with respect to any Securities Liabilities that arise out of or are based upon any untrue statement, misstatement or omission or any alleged untrue statement, misstatement or omission to state in the Disclosed Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading, if such untrue statement, misstatement or omission or alleged untrue statement, misstatement or omission related to statements and information that do not accurately reflect the Disclosed Materials or any corrections or updates to the Disclosed Materials which were provided prior to the final Disclosure Documents to investors and neither Borrower nor Borrower’s Principal has been given reasonable opportunity to review the proposed filing under the Securities Act or Exchange Act and to correct such untrue statement, misstatement or omission.

(c) In connection with filings under the Exchange Act or any information provided to holders of Securities on an ongoing basis, Borrower and Borrower Principal agree to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 13.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.5, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 13.5 the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 13.5(c) or Section 13.5(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.5(c) or Section 13.5(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s, Borrower’s and Borrower Principal’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender, Borrower and Borrower Principal hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of Borrower, Borrower Principal and Lender under this Section 13.5 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt.

Section 13.6. REALLOCATION OF LOAN AMOUNTS.

In the event Mortgage Lender exercises its right to reallocate the amount of the Loan and the Mortgage Loan pursuant to Section 13.6 of the Mortgage Loan Agreement, Borrower agrees to cooperate to facilitate such reallocation provided that (i) the aggregate principal amount of the Loan and the Mortgage Loan immediately following such reallocation shall equal the outstanding principal balance of the Loan and the Mortgage Loan and immediately prior to such reallocation, (ii) the weighted average interest rate of the Note and the Mortgage Note immediately following such reallocation shall equal the weighted average interest rate which was applicable to the Note and the Mortgage Note immediately prior to such reallocation and (iii) Lender has agreed to the allocation as required by the Mortgage Lender. Subject to the limitation of costs and expenses set forth in Section 13.4 hereof, at Borrower’s sole cost and expense (including, without limitation, Borrower’s attorneys fees and costs), Borrower shall cooperate with all reasonable requests of Lender in order to reallocate the amount of the Loan and the Mortgage Loan and shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender. It shall be an Event of Default under this Agreement, the Note, the Pledge Agreement and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 13.6 after expiration of ten (10) Business Days after notice thereof.

ARTICLE 14

INDEMNIFICATIONS

Section 14.1. GENERAL INDEMNIFICATION.

Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Properties or any part thereof; (d) any failure of the Properties to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts or the performance of the Required Work, Additional Required Repairs or Additional Replacements, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 14.2. MORTGAGE AND INTANGIBLE TAX INDEMNIFICATION.

Subject to the terms set forth in Section 2.3(f), Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Pledge Agreement, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes and any Foreign Tax imposed on Lender by reason of any connection between Lender and the taxing jurisdiction other than entering into this Agreement and receiving payments hereunder.

Section 14.3. ERISA INDEMNIFICATION.

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 4.8 or Section 5.18 of this Agreement.

Section 14.4. SURVIVAL.

The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of an assignment in lieu of foreclosure of any Pledge Agreement.

ARTICLE 15

EXCULPATION

Section 15.1. EXCULPATION.

(a) Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower or Borrower Principal, as applicable, to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Borrower Principal, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Pledge Agreement and the other Loan Documents, and the interest in the Collateral and any other collateral given to Lender created by this Agreement, the Note, the Pledge Agreement and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower or Borrower Principal, as applicable, only to the extent of Borrower’s or Borrower Principal’s interest in the Collateral and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note, the Pledge Agreement and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.1, sue for, seek or demand any deficiency judgment against Borrower or Borrower Principal in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Pledge Agreement or the other Loan Documents. The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Pledge Agreement or the other Loan Documents; (ii) impair the right of Lender to name Borrower or Borrower Principal as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Pledge Agreement; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in Section 12.6, Section 13.5 and Article 14 of this Agreement), guaranty or similar instrument made in connection with this Agreement, the Note, the Pledge Agreement and the other Loan Documents; (iv) [reserved]; (v) [reserved]; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower or Borrower Principal if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b) Notwithstanding the provisions of this Section 15.1 to the contrary, Borrower and Borrower Principal shall be personally liable to Lender on a joint and several basis for Losses due to:

(i) fraud or intentional misrepresentation by Borrower, Mortgage Borrower, Borrower Principal or any other Affiliate of Borrower, Mortgage Borrower or Borrower Principal in connection with the execution and the delivery of this Agreement, the Note, the Pledge Agreement, any of the other Loan Documents or the Mortgage Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;

(ii) Borrower’s, Mortgage Borrower’s or Mortgage SPE Component Entity’s misapplication or misappropriation of Rents received by Borrower after the occurrence of an Event of Default;

(iii) Borrower’s, Mortgage Borrower’s or Mortgage SPE Component Entity misapplication or misappropriation of tenant security deposits or Rents collected in advance;

(iv) the misapplication or the misappropriation of Insurance Proceeds or Awards;

(v) Borrower’s or Mortgage Borrower’s misapplication or the misappropriation of Net Liquidation After Debt Service or any distributions or other payments made in respect of any part of the Property or the Collateral;

(vi) Borrower’s making a distribution to its equity owners after the occurrence of an Event of Default;

(vii) Borrower’s or Mortgage Borrower’s failure to pay Taxes, Other Charges (except (a) to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and there exists no impediment to Lender’s utilization thereof or (b) to the extent the Net Operating Income of each respective Property encumbered by a Mortgage was insufficient to permit payment of the same by Borrower), charges for labor or materials or other charges that can create liens on the Property beyond any applicable notice and cure periods specified herein;

(viii) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from the Properties by or on behalf of Borrower or Mortgage Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(ix) any act of actual waste or arson by Borrower, Mortgage Borrower, Mortgage SPE Component Entity, any principal, Affiliate, member or general partner thereof or by Borrower Principal, any principal, Affiliate, member or general partner thereof;

(x) Borrower’s, Mortgage Borrower’s or Mortgage SPE Component Entity’s failure following any Event of Default to deliver to Lender upon demand all Rents and books and records relating to the Properties;

(xi) Borrower’s, Mortgage Borrower’s or Mortgage SPE Component Entity’s gross negligence or willful misconduct;

(xii) the payment of any recording taxes, mortgage taxes or documentary stamp taxes or other charges required in connection with any Mortgage or the other Loan Documents, whenever due, together with any fines, interest, penalties or similar charges resulting from the non-payment thereof;

(xiii) any fees or commissions paid by Borrower to Mortgage SPE Component Entity or any Affiliate of Borrower, Mortgage SPE Component Entity or Borrower Principal, in violation of the terms of this Agreement, the Note, the Pledge Agreement or the other Loan Documents;

(xiv) Borrower’s failure to comply with the provisions of Sections 12.1 and 12.2 of this Agreement; or

(xv) the Ground Lease being modified, cancelled or terminated by Borrower without the prior written consent of Lender.

(c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall become fully recourse to Borrower and Borrower Principal, jointly and severally, in the event (i) of a breach of any of the provisions set forth in Article 6, except the extent that such breach was inadvertent, immaterial and is promptly cured, (ii) of a breach of any of the covenants set forth in Article 7 hereof, (iii) any Individual Property or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding of Borrower, Mortgage Borrower, Mortgage SPE Component Entity, or Borrower Principal, or (B) an involuntary bankruptcy or insolvency proceeding of Borrower, Mortgage Borrower, Mortgage SPE Component Entity, or Borrower Principal in connection with which Borrower, Mortgage Borrower, Mortgage SPE Component Entity, Borrower Principal, SPE Component Entity or any Affiliate of any of the foregoing has or have colluded in any way with the creditors commencing or filing such proceeding or (iv) if Borrower, Mortgage Borrower, Mortgage SPE Component Entity or any Affiliate of Borrower wrongfully interferes in any way with Lender’s pursuit of the remedies set forth in the Loan Documents following an Event of Default.

(d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Pledge Agreement or the other Loan Documents.

ARTICLE 16

NOTICES

Section 16.1. NOTICES.

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Bank of America, N.A.
900 West Trade Street
Suite 650
Mail Code: NC1-026-06-01
Charlotte, North Carolina 28255
Telephone No: (866) 531-0957
Facsimile No.: (704) 317-4501

With a copy to:	Thacher Proffitt & Wood LLP
2 World Financial Center
New York, New York 10281
Attention: David S. Hall, Esq.
Telephone No.: (212) 912-7400
Facsimile No.: (212) 912-7751

If to Borrower:	Capital Lodging Properties I Limited Partner L.P.
c/o Capital Lodging
2927 Maple Avenue, Suite 503
Dallas, Texas 75201
Attention: John Bailey
Facsimile No.: (214) 373-6243

Capital Lodging TRS I, Corp.
c/o Capital Lodging
2927 Maple Avenue, Suite 503
Dallas, Texas 75201
Attention: John Bailey
Facsimile No.: (214) 373-6243

With a copy to:	Morgan, Lewis & Bockius LLP
300 S. Grand Ave, Suite 2200
Los Angeles, CA 90071
Attention: J. Michael Jack
Facsimile No.: (877) 432-9652

If to Borrower
Principal:	Capital Lodging Operating Partnership, L.P.
c/o Capital Lodging
2927 Maple Avenue, Suite 503
Dallas, Texas 75201

Attention: John Bailey
Facsimile No.: (214) 373-6243

With a copy to:	Morgan, Lewis & Bockius LLP
300 S. Grand Ave, Suite 2200
Los Angeles, CA 90071
Attention: J. Michael Jack
Facsimile No.: (877) 432-9652

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

ARTICLE 17

FURTHER ASSURANCES

Section 17.1. REPLACEMENT DOCUMENTS.

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

Section 17.2. RECORDING OF UCC FINANCING STATEMENTS, ETC.

Borrower forthwith upon the execution and delivery of the Pledge Agreement and thereafter, from time to time, will cause the UCC Financing Statements and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Properties and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Properties. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Pledge Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Pledge Agreement, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 17.3. FURTHER ACTS, ETC.

Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses into the name of Lender or its designee after the occurrence of any Event of Default, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the UCC Financing Statements, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in the Properties. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.

Section 17.4. CHANGES IN TAX, DEBT, CREDIT AND DOCUMENTARY STAMP LAWS.

(a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of any Individual Property for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in an Individual Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.

(b) Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against an Individual Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of an Individual Property, or any part thereof, for real estate tax purposes by reason of the Pledge Agreement or the Debt. If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Pledge Agreement, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

Section 17.5. EXPENSES.

Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements and the allocated costs of internal legal services and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this Agreement in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (b) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (e) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, UCC insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

ARTICLE 18

WAIVERS

Section 18.1. REMEDIES CUMULATIVE; WAIVERS.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Borrower Principal pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to

Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 18.2. MODIFICATION, WAIVER IN WRITING.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 18.3. DELAY NOT A WAIVER.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 18.4. TRIAL BY JURY.

BORROWER, BORROWER PRINCIPAL AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, BORROWER PRINCIPAL AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER, BORROWER PRINCIPAL AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, BORROWER PRINCIPAL AND LENDER.

Section 18.5. WAIVER OF NOTICE.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 18.6. REMEDIES OF BORROWER.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 18.7. CROSS-DEFAULT; CROSS-COLLATERALIZATION; WAIVER OF MARSHALLING OF ASSETS.

(a) Borrower acknowledges that the Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Collateral, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale of inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of an Individual Property in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of the Pledge Agreement, any equitable right otherwise available to Borrower which would require the separate sale of any portion of the Collateral or require Lender to exhaust its remedies against any portion of the Collateral before proceeding against any other portion of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any portion of the Collateral.

Section 18.8. CONTRIBUTIONS AND WAIVERS.

(a) As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its Obligations and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 9.8 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section 18.8, includes any exercise of recourse by Lender against any Collateral of a Borrower and application of proceeds of such Collateral in full or partial satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c) In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 18.8.

(d) For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower (as measured by the difference of the value of the Individual Properties owned by the other Borrowers, less the portion of the Loan proceeds received by such other Borrowers) resulting from the other Borrowers having guaranteed or mortgaged their Individual Properties to secure the Obligations of such Borrower to Lender.

(e) Each Borrower shall be liable to a Funding Borrower in an amount equal to ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions); provided, however, that no such Borrower shall be liable to a Funding Borrower in an amount exceeding the Benefit Amount relating to such Borrower.

(f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 18.8 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 18.8 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full. Nothing contained in this Section 18.8 shall limit or affect in any way the Obligations of any Borrower to Lender under this Note or any other Loan Documents.

(i) To the extent permitted under applicable Legal Requirements, each Borrower waives:

(A) any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(B) the defense of the statute of limitations in any action against any other Borrower or for the collection of any indebtedness or the performance of any obligation under the Loan;

(C) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(D) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(E) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(F) any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(G) presentment, demand, protest and notice of any kind;

(H) any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(I) any defense based upon any failure of Lender to comply with Applicable Laws in connection with the sale or other disposition of any collateral, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(J) any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;

(K) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(L) any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(M) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(N) any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(O) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; and

(P) any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Mortgages to be satisfied by any payment from any other Borrower or any such party.

(j) To the extent permitted under applicable Legal Requirements, each Borrower waives:

(A) all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(B) all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things: (i) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (ii) if Lender forecloses on any real property collateral pledged by any other Borrower, (a) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (b) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(C) any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Mortgages or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Section 18.9. WAIVER OF STATUTE OF LIMITATIONS.

Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.

Section 18.10. WAIVER OF COUNTERCLAIM

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 18.11. BORROWER/BORROWER.

In the event that the Maryland Guarantor is released as security for the Loan, all references herein to “Borrower” shall refer to Borrower.

ARTICLE 19

GOVERNING LAW

Section 19.1. CHOICE OF LAW.

This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York, provided however, with respect to the security interest in each of the Reserve Accounts and the Lockbox Account, the laws of the state where each such account is located shall apply.

Section 19.2. SEVERABILITY.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.3. PREFERENCES.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

ARTICLE 20

MISCELLANEOUS

Section 20.1. SURVIVAL.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 20.2. LENDER’S DISCRETION.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender.

Section 20.3. HEADINGS.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 20.4. COST OF ENFORCEMENT.

In the event (a) that the Pledge Agreement is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

Section 20.5. SCHEDULES INCORPORATED.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 20.6. OFFSETS, COUNTERCLAIMS AND DEFENSES.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 20.7. NO JOINT VENTURE OR PARTNERSHIP; NO THIRD PARTY BENEFICIARIES.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower (and Borrower Principal with respect to Article 4, Section 12.6, Article 13, Article 15 and Article 18) and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower (and Borrower Principal with the provisions described above) any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Properties, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Properties. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Properties.

(d) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Pledge Agreement, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Pledge Agreement and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate the Properties and notwithstanding any investigation of the Properties by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Pledge Agreement and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.

Section 20.8. PUBLICITY.

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender, Banc of America Securities LLC, or any of their Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld. Lender shall be permitted to make any news, releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Properties, Borrower, Borrower Principal and their respective Affiliates without the approval of Borrower or any such Persons. Borrower also agrees that Lender may share any information pertaining to the Loan with Bank of America Corporation, including its bank subsidiaries, Banc of America Securities LLC and any other Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.

Section 20.9. CONFLICT; CONSTRUCTION OF DOCUMENTS; RELIANCE.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 20.10. ENTIRE AGREEMENT.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 20.11. TAX DISCLOSURE.

Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all persons, without limitation of any kind, any information with respect to the United States federal income “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal income tax treatment or tax structure of the transactions contemplated hereby.

Section 20.12. CERTAIN ADDITIONAL RIGHTS OF LENDER.

Notwithstanding anything to the contrary which may be contained in this Agreement, Lender shall have the right from time to time upon Lender’s request to consult with Borrower’s management regarding the significant business activities and business and financial developments of Borrower, provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Routine consultation meetings may occur no more frequently than quarterly, with Lender having the right to call special meetings at any reasonable time (but not more frequently than once per quarter).

The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 20.13. MORTGAGE LOAN DEFAULTS.

(a) Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, if there shall occur any Event of Default under the Mortgage Loan Documents (without regard to any other defenses or offset rights Mortgage Borrower may have against Mortgage Lender), Borrower hereby expressly agrees that Lender shall have the immediate right, without notice to or demand on Borrower or Mortgage Borrower, but shall be under no obligation: (i) to pay all or any part of the Mortgage Loan, and any other sums, that are then due and payable and to perform any act or take any action on behalf of Mortgage Borrower, as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed thereunder to be promptly performed or observed; and (ii) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender. All sums so paid and the third party costs and expenses actually incurred by Lender in exercising rights under this Section (including, without limitation, reasonable attorneys’ and other professional fees), with interest at the Default Rate, for the period from the date of demand by Lender to Borrower for such payments to the date of payment to Lender, shall constitute a portion of the Debt, shall be secured by the Pledge Agreement and shall be due and payable to Lender within two (2) Business Days following demand therefor. In the event that Lender makes any payment in respect of the Mortgage Loan, Lender shall, to the extent permitted by applicable law, be subrogated to all of the rights of Mortgage Lender under the Mortgage Loan Documents against the Property and Mortgage Borrower in addition to all other rights Lender may have under the Loan Documents or applicable law.

(b) Subject to the rights of tenants, Borrower hereby grants, and shall cause Mortgage Borrower to grant, Lender and any Person designated by Lender the right to enter upon the Property at any time for the purpose of carrying out the rights granted to Lender under this Section 20.13. Borrower shall not, and shall not cause or permit Mortgage Borrower or any other Person to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any Event of Default under the Mortgage Loan as permitted by this Section 20.13, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral, including the Property in accordance with the provisions of this Agreement and the other Loan Documents.

(c) Borrower hereby indemnifies Lender from and against all out-of-pocket liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought, and settlement costs), and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions described in Section 20.13(a) other than as a result of gross negligence or willful misconduct of Lender, its Affiliates or servicer. Lender shall have no obligation to Borrower, Mortgage Borrower or any other party to make any such payment or performance

(d) If Lender shall receive a copy of any notice of default under the Mortgage Loan Documents sent by Mortgage Lender to Mortgage Borrower, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally release and waive all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section other than claims arising out of the fraud, illegal acts, gross negligence or willful misconduct of Lender.

(e) Any default under the Mortgage Loan which is cured by Lender, whether or not such cure is prior to the expiration of any applicable grace, notice or cure period under the Mortgage Loan Documents, shall constitute an immediate Event of Default under this Agreement without any notice, grace or cure period otherwise applicable under this Agreement.

Section 20.14. INTERCREDITOR AGREEMENT.

(a) Lender and Mortgage Lender are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Mortgage Loan, the Loan, Mortgage Borrower, Borrower and the Property. Borrower and Mortgage Borrower hereby acknowledge and agree that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and Mortgage Lender and (ii) Borrower and Mortgagor are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Lender and Mortgage Lender have not disclosed and shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

(b) In the event Lender is required pursuant to the terms of the Intercreditor Agreement to pay over any payment or distribution of assets, whether in cash, property or securities which is applied to the Debt, including, without limitation, any proceeds of the Property previously received by Lender on account of the Loan to the Mortgage Lender, then any amount so paid shall continue to be owing pursuant to the Loan Documents as part of the Debt notwithstanding the prior receipt of such payment by Lender. Borrower agrees to indemnify Lender for any amounts so paid in the event that Lender is prohibited under applicable Legal Requirements to reinstate such amount as part of the Debt.

Section 20.15. DISCUSSIONS WITH MORTGAGE LENDER.

In connection with the exercise of its rights set forth in the Loan Documents, Lender shall have the right at any time to discuss the Property, the Mortgage Loan, the Loan or any other matter directly with Mortgage Lender or Mortgage Lender’s consultants, agents or representatives without notice to or permission from Borrower or any other Loan Party, nor shall

Lender have any obligation to disclose such discussions or the contents thereof with Borrower or any other Loan Party.

Section 20.16. INDEPENDENT APPROVAL RIGHTS.

If any action, proposed action or other decision is consented to or approved by Mortgage Lender, such consent or approval shall not be binding or controlling on Lender. Borrower hereby acknowledges and agrees that (i) the risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval Mortgage Lender and Lender may reasonably reach different conclusions, and (iii) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view. Further, the denial by Lender of a requested consent or approval shall not create any liability or other obligation of Lender if the denial of such consent or approval results directly or indirectly in a default under the Mortgage Loan, and Borrower hereby waives any claim of liability against Lender arising from any such denial.

Section 20.17. REINSTATEMENT.

This Agreement and each other Loan Document shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Debt or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Lender, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof is rescinded, reduced, restored or returned, the Debt shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 20.18. SPECIAL DAMAGES.

No claim may be made by Borrower against Lender, its affiliates and its respective directors, officers, employees, or attorneys for any special, indirect or consequential damages (“Special Damages”) in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of, or in any way related to the transactions contemplated or relationship established by this Agreement or the Loan Documents, or any act, omission or event occurring in connection herewith or therewith; and to the fullest extent permitted by law Borrower hereby waives, releases and agrees not to sue upon any such claim for Special Damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

CAPITAL LODGING PROPERTIES I LIMITED PARTNER, L.P., a Delaware limited partnership

By:	Capital Lodging Property Holdings I, LLC, a Delaware limited liability company, its General Partner

By:
John D. Bailey
Manager

CAPITAL LODGING TRS I, CORP., a Delaware corporation

By:
John D. Bailey
Secretary and Treasurer

BORROWER PRINCIPAL:

Acknowledged and agreed to with respect to its obligations set forth in Article 4, Section 12.6, Article 13, Article 15 and Article 18 hereof:

CAPITAL LODGING OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Capital Lodging General Partner, LLC, a Delaware limited liability company, its General Partner

By:	Capital Lodging, a Maryland real estate investment trust, its Member

By:
John D. Bailey Chief Financial Officer, Secretary and Treasurer

LENDER:

BANK OF AMERICA, N.A., a national banking association

By:
Name: Title:

EXHIBIT A

BORROWER	Tax ID #
Capital Lodging Properties I Limited Partner, L.P., a Delaware limited liability company	20-1339751
Capital Lodging TRS I, Corp., a Delaware corporation	20-1307113

EXHIBIT B

Borrower Equity Ownership Structure

EXHIBIT C

RESERVED

EXHIBIT D

RESERVED

EXHIBIT E

RESERVED

EXHIBIT F

ANNUAL BUDGET

EXHIBIT G

RESERVED

EXHIBIT H

RESERVED

SCHEDULE I

RESERVED

SCHEDULE II

REPLACEMENTS

SCHEDULE III

FRANCHISE AGREEMENT DESCRIPTIONS

SCHEDULE IV

[GROUND LEASE DESCRIPTION]

SCHEDULE V

OPERATING LEASE DESCRIPTIONS

SCHEDULE VI

Net Operating Income for each of the Twelve Months Preceding the Closing Date

SCHEDULE VII

LIST OF FRANCHISES FOR EACH INDIVIDUAL PROPERTY

SCHEDULE VIII

CLOSING NOI FOR EACH INDIVIDUAL PROPERTY

SCHEDULE IX

MORTGAGE LOAN DOCUMENTS